Exhibit 99.1

SILVERSUN TECHNOLOGIES, INC.

[●], 2023

Dear SilverSun Technologies, Inc. Stockholders:

As previously announced, SilverSun Technologies, Inc. (“SilverSun”) intends to separate into two independent, publicly traded companies—one for its business application, technology and consulting businesses and one, following the Mergers described below, for its Bitcoin mining and cybersecurity defense businesses.

On September 29, 2022, SilverSun entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among SilverSun, Rhodium Enterprises Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of SilverSun (“Merger Sub I”), Rhodium Enterprises Acquisition LLC, a Delaware limited liability company and direct wholly owned subsidiary of SilverSun (“Merger Sub II”), and Rhodium Enterprises, Inc., a Delaware corporation (“Rhodium”). Upon the terms and subject to the conditions set forth in the Merger Agreement, among other things, (i) Merger Sub I shall be merged with and into Rhodium (the “First Merger”), resulting in Rhodium existing as the surviving company of the First Merger, and (ii) immediately following the First Merger, Rhodium shall be merged with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), resulting in Merger Sub II existing as the surviving company of the Second Merger and as a direct, wholly owned subsidiary of SilverSun. Following the Mergers, Merger Sub II will operate the pre-Merger business of Rhodium through its management of Rhodium Technologies LLC, a Delaware limited liability company.

In connection with the Merger Agreement and the Mergers, SilverSun and SilverSun Technologies Holdings, Inc., a recently formed Delaware corporation and direct wholly owned subsidiary of SilverSun (“SilverSun Holdings”), will enter into that certain Separation and Distribution Agreement (the “Separation Agreement”), whereby all of the issued and outstanding common stock of SilverSun Holdings, which will own all of the issued and outstanding common stock of (i) SWK Technologies, Inc., a Delaware corporation and indirect wholly owned subsidiary of SilverSun (“SWK”), and (ii) Secure Cloud Services, Inc., a Nevada corporation and indirect wholly owned subsidiary of SilverSun (“SCS”), will be distributed on a pro rata basis to the stockholders of SilverSun (the “Distribution” ). Following the Distribution, (a) the businesses of SWK and SCS will continue to be operated consistent with past practices and will be managed by the pre-Merger executive officers of SilverSun and the pre-Merger members of the SilverSun Board, and (b) SilverSun Holdings will apply for public listing of the SilverSun Holdings shares distributed in the Distribution in reliance on SilverSun Holdings’ registration statement on Form 10.

The Distribution will occur on [ ● ], 2023, by way of a pro rata stock dividend to SilverSun stockholders. Each SilverSun stockholder will be entitled to receive one share of SilverSun Holdings common stock for every one share of SilverSun common stock held by such stockholder at the close of business on [●], 2023, the record date for the Distribution (the “Record Date”). Immediately following the Distribution, SilverSun stockholders as of the Record Date will own 100% of the SilverSun Holdings common stock and SilverSun Holdings will become an independent, publicly traded company. The SilverSun board of directors believes that creating two focused companies is the best way to drive value for all of SilverSun’ stockholders. They also believe that the separation of SilverSun’s business application, technology and consulting businesses will better position both companies to capitalize on significant growth opportunities and focus their resources on their respective businesses and strategic priorities.

Following the Distribution, SilverSun Holdings will operate through its subsidiaries SWK and SCS and conduct the business conducted by SilverSun prior to the Distribution and the Mergers with the exception of the business conducted by SilverSun’s wholly owned Nevada subsidiary, Critical Cyber Defense Corporation, which will remain a wholly owned subsidiary of Silversun.

SilverSun expects to receive an opinion from counsel to the effect that, among other things, your receipt of the SilverSun Holdings stock in the Distribution should be tax-free to you for U.S. federal income tax purposes. You should consult your own tax advisor as to the particular tax consequences of the Distribution, including potential tax consequences under state, local, and non-U.S. tax laws.

The Separation Agreement and the Mergers, among other matters, will be submitted for approval at the Special Meeting of the stockholders of SilverSun to be held at [●] on [●], 2023 (the “Special Meeting”) as discussed in the proxy statement/prospectus of SilverSun on Form S-4 dated October 18, 2022, , as amended on January 9, 2023, February 14, 2023 and [ ], 2023 Following such approval, you do not need to take any action to receive your shares of SilverSun Holdings common stock in connection with the Distribution. Following the consummation of the Distribution, you will own common stock in both SilverSun and SilverSun Holdings. It is expected that your shares of SilverSun Holdings common stock will trade on the OTCQX under the ticker symbol “[●]” and that your shares of SilverSun will continue to trade on The Nasdaq Capital Market. In connection with the Distribution and the Mergers, SilverSun is expected to change its name to Rhodium Enterprises, Inc. Once renamed, SilverSun is expected to change its symbol to “RHDM” Until such time, SilverSun will continue to trade on The Nasdaq Capital Market under the symbol “SSNT.”

The enclosed information statement, which we are mailing to all SilverSun stockholders as of the Record Date, describes the Separation Agreement and the transactions contemplated thereby in detail and contains important information about SilverSun Holdings, including their financial statements. We urge you to read this information statement carefully.

We want to thank you for your support of SilverSun, and we look forward to your continued support in the future.

Sincerely,

Mark Meller
Chief Executive Officer
SilverSun Technologies, Inc.

SILVERSUN TECHNOLOGIES HOLDINGS, INC.

[●], 2023

Dear Future SilverSun Technologies Holdings, Inc. Stockholder:

On behalf of SilverSun Technologies Holdings, Inc. (“SilverSun Holdings”), it is my great privilege to welcome you as a stockholder of our company. Following our separation from SilverSun Technologies, Inc. (“SilverSun”), we will operate as an independent, publicly traded company. We believe the separation will reduce complexity, increase business focus, and enable stockholders to more clearly evaluate the performance and future prospects of each business, unlocking meaningful value for stockholders. The separation will be effected by means of a pro rata distribution of SilverSun Holdings shares of common stock to existing holders of SilverSun common stock, as described in the attached information statement. For U.S. federal income tax purposes, the distribution is intended to be tax-free to SilverSun stockholders.

SilverSun Holdings, operating through its wholly owned subsidiaries, SWK Technologies, Inc., and (ii) Secure Cloud Services, Inc. will be a business application, technology and consulting company providing strategies and solutions to meet its clients’ information, technology and business management needs. SilverSun Holdings’ services and technologies will enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “Cloud.” As a value-added reseller of business application software, SilverSun Holdings will offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning, Human Capital Management, Warehouse Management Systems, Customer Relationship Management, and Business Intelligence. Additionally, we will have our own development staff building software solutions for time and billing, and various ERP enhancements. SilverSun Holdings’ value-added services will focus on consulting and professional services, specialized programming, training, and technical support. We will have a dedicated network services practice that provides managed services, cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. SilverSun Holdings’ customers will be nationwide, with concentrations in the New York/New Jersey metropolitan area, Arizona, Southern California, North Carolina, Washington, Oregon and Illinois.

We invite you to learn more about our company by reading the enclosed information statement, which details our strategy and plans for near and long-term growth to generate value for our stockholders. We are excited about our future as an independent company, and we look forward to your support as a SilverSun Holdings stockholder as we begin this new and exciting chapter.

Sincerely,

Mark Meller President and Chief Executive Officer
SilverSun Technologies Holdings Inc.

Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Preliminary and Subject to Completion, dated [●], 2023

INFORMATION STATEMENT

SILVERSUN TECHNOLOGIES HOLDINGS, INC.

Common Stock, par value $0.00001 per share

This information statement is being furnished to you as a holder of common stock of SilverSun Technologies, Inc., a Delaware corporation (“SilverSun”), in connection with the distribution (the “Distribution”) by SilverSun, on a pro-rata basis, to its stockholders of record as of the close of business on [●], 2023 (the “Record Date”) of all of the issued and outstanding common stock of SilverSun’s newly formed, wholly owned subsidiary, SilverSun Technologies Holdings, Inc., a Delaware corporation (“SilverSun Holdings”). Prior to the Distribution, SilverSun will contribute (the “Contribution”) all of the issued and outstanding stock of its subsidiaries (other than Critical Cyber Defense Corporation, a Nevada corporation (“CCDC”), including SWK Technologies, Inc., a Delaware corporation (“SWK”) and Secure Cloud Services, Inc., a Nevada corporation (“SCS”), to SilverSun Holdings resulting in SWK and SCS being direct wholly owned subsidiaries of SilverSun Holdings.

We will apply to have SilverSun Holdings’ common stock eligible for trading on the OTCQX as of the effective date of the Distribution. Following the Contribution and the Distribution we, directly or indirectly through our subsidiaries, will hold the assets and liabilities, associated with SWK and SCS. All of the shares of SilverSun Holdings common stock owned by SilverSun will be distributed to the holders of SilverSun common stock as of the Record Date, on a pro rata basis (the Distribution, together with the transfer of any assets and related liabilities, the “Separation”).

Each holder of SilverSun common stock will receive one share of SilverSun Holdings common stock for every share of SilverSun common stock held as of the close of business on the Record Date.

Immediately after SilverSun completes the Separation, we will be an independent, publicly traded company. If we receive the tax opinion described below, for U.S. federal income tax purposes, we expect to treat the Distribution in a manner such that no gain or loss should be recognized by you, and no amount should be included in your income in connection with the Distribution.

Other than the approval of the Distribution, the Mergers and related proposals at the Special Meeting of the SilverSun stockholders solicited in SilverSun’s registration/proxy statement on Form S-4 dated October 18, 2022, , as amended on January 9, 2023, February 14, 2023 and [ ], 2023 no vote or other action is required by you to receive shares of our common stock in connection with the Distribution. You will not be required to pay anything for your shares of SilverSun Holdings common stock.

There currently is no trading market for our common stock. Assuming that the OTCQX authorizes our common stock for trading, we anticipate that a limited market, commonly known as a “when-issued” trading market, for our common stock will commence on [●], 2023 and will continue up to and including the Distribution Date (as defined herein). We expect the “regular-way” trading of our common stock will begin on the first trading day following the Distribution Date.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission (“SEC”), nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is [●], 2023.

Prior to the Distribution Date, the Notice of Internet Availability of Information Statement or this Information Statement shall be mailed to the holders of SilverSun common stock as of the Record Date.

i

ABOUT THIS INFORMATION STATEMENT

This information statement forms part of a registration statement on Form 10 (File No. 001-[●]) filed with the SEC with respect to the shares of our common stock, par value $0.00001 per share, to be distributed to SilverSun stockholders as of the Record Date in connection with the Distribution.

We and SilverSun have supplied all information contained in this information statement relating to the respective companies. We and SilverSun have not authorized anyone to provide you with information other than the information that is contained in this information statement. We and SilverSun take no responsibility for and can provide no assurances as to the reliability of, any other information that others may give you. This information statement is dated [●], 2023 and you should not assume that the information contained in this information statement is accurate as of any date other than such date.

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about SilverSun Holdings assumes the completion of all of the transactions referred to in this information statement in connection with the Separation and Distribution and as if SilverSun Holdings held the business application, technology and consulting businesses of SWK and SCS during all periods described. As a result, references in this information statement to SilverSun Holdings’ historical assets, liabilities, products, business or activities are generally references to the applicable assets, liabilities, products, business or activities of SilverSun Holdings, on a pro forma basis, as if the Separation and Distribution had already occurred and SilverSun Holdings was a stand alone company holding SilverSun’s business application, technology and consulting businesses. The unaudited pro forma statements of operations give effect to the Separation and Distribution, described elsewhere in this information statement as if they occurred on January 1, 2022, the beginning of the most recently completed fiscal year. The unaudited pro forma condensed balance sheet gives effect to the Separation and Distribution, as if they occurred as of December 31, 2022, our latest balance sheet date. See the section entitled “The Separation and Distribution” for further information.

Unless otherwise indicated or as the context otherwise requires, all references in this information statement to the following terms will have the meanings set forth below:

●	“Certificate of Amendment” means the Amended and Restated Certificate of Incorporation of SilverSun to be approved at the Special Meeting which, among other things, (i) authorizes the SilverSun Class A common stock to replace the existing common stock of SilverSun upon consummation of the Mergers, (ii) authorizes the SilverSun Class B common stock, (iii) increases the number of authorized shares of SilverSun’s capital stock, and (iv) effects the Reverse Stock Split;

●	“Contribution” means the contribution by SilverSun to us of all of the issued and outstanding common stock of SWK and SCS;

●	“CCDC” means Critical Cyber Defense Corporation, a Nevada corporation and wholly owned subsidiary of SilverSun both before and after the Distribution;

●	“DGCL” means the General Corporation Law of the State of Delaware;

●	“Distribution” means the process wherein all of the issued and outstanding common stock of SilverSun Holdings, which owns all of the issued and outstanding common stock of SWK and SCS, will be distributed on a pro rata basis to the holders of the issued and outstanding SilverSun common stock as of the Record Date;

●	“Distribution Date” means the date on which the Distribution is consummated;

●	“Dividend” means the issuance by SilverSun of a cash dividend of at least $1.50 per pre-Merger/pre-Reverse Split share pro rata in the aggregate amount of up to $8,500,000 following the Second Merger;

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

●	“First Merger” means the merger wherein Merger Sub I shall merge with and into Rhodium, resulting in Rhodium being the surviving company of the First Merger;

●	“GAAP” means U.S. generally accepted accounting principles;

●	“IRS” means the U.S. Internal Revenue Service;

●	“Merger Agreement” means the September 29, 2022 Agreement and Plan of Merger by and among SilverSun, Merger Sub I, Merger Sub II and Rhodium and all amendments thereto;

●	“Mergers” means the two mergers by which Merger Sub I shall merge with and into Rhodium, resulting in Rhodium existing as the surviving company of the First Merger, and thereafter, Rhodium shall merge with and into Merger Sub II, resulting in Merger Sub II existing as the surviving company.

●	“Merger Sub I” means Rhodium Enterprises Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of SilverSun;

●	“Merger Sub II” means Rhodium Enterprises Acquisition LLC, a Delaware limited liability company and direct wholly owned subsidiary of SilverSun;

●	“Nasdaq” means The Nasdaq Capital Market LLC;

●	“OTCQX” means the OTCQX tier of OTC Markets;

●	“Record Date” means [●], 2023, the date on which SilverSun shareholders at the close of business are entitled to receive the Dividend and the Distribution;

●	“Reverse Split” means the reverse stock split of SilverSun’s common stock to be effected prior to the effective time of the Second Merger at a ratio to be determined by Rhodium ;

●

“Rhodium” means Rhodium Enterprises, Inc., a Delaware corporation, which prior to the Second Merger will operate the pre-Merger Bitcoin mining business of Rhodium through its management of Technologies. Subsequent to the Second Merger, such business will be operated through Merger Sub II and SilverSun will change its name to Rhodium Enterprises, Inc.;

●	“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended;

●

“SCS” means Secure Cloud Services, Inc., a Nevada corporation which, before the Contribution, is a direct wholly owned subsidiary of SilverSun and, after the Contribution, will be a direct wholly owned subsidiary of SilverSun Holdings;

●	“SEC” means the U.S. Securities and Exchange Commission;

●	“Second Merger” means the merger following the First Merger, wherein Rhodium shall merge with and into Merger Sub II, resulting in Merger Sub II as the surviving company of the Second Merger;

●	“Securities Act” means the Securities Act of 1933, as amended;

●	“Separation” means the “Distribution” together with the transfer of any assets and related liabilities;

●

“Separation Agreement” means the agreement between SilverSun and SilverSun Technologies Holdings, Inc., whereby all of the issued and outstanding common stock of SilverSun Holdings will be distributed on a pro rata basis to the stockholders of SilverSun;

●

“SilverSun” means SilverSun Technologies, Inc., a Delaware corporation, that owns our company prior to the Separation and that after the Separation, SilverSun Holdings will no longer be a subsidiary of SilverSun and will be a separately traded public company consisting of SilverSun’s current businesses excluding the business of SilverSun’s wholly owned subsidiary, CCDC. When appropriate in the context, the foregoing term also includes the subsidiaries of this entity;

●	“SilverSun Class A common stock” means, after giving effect to the Mergers and the Certificate of Amendment, SilverSun’s Class A common stock, par value $0.0001 per share;

●	“SilverSun Class B common stock” means, after giving effect to the Mergers and the Certificate of Amendment, SilverSun’s Class B common stock, par value $0.0001 per share;

●

“SilverSun Holdings,” “we,” “us,” “our,” and the “Company,” unless the context otherwise requires, means SilverSun Technologies Holdings, Inc., a Delaware corporation, that is, and at all times prior to the consummation of the Separation will be, a wholly owned subsidiary of SilverSun and will hold, following the Contribution, indirectly, through its ownership of SWK and SCS, all of the assets and liabilities associated with the pre-Merger businesses of SilverSun, except for those attributable to SilverSun’s subsidiary, CCDC. When appropriate in the context, the foregoing terms also include the subsidiaries of SilverSun Holdings;

●

“Special Meeting” means the special meeting of the stockholders of SilverSun to be held on [●], 2023, at which such shareholders will be asked to approve , among other things, the Merger Agreement, the Separation Agreement and the Certificate of Amendment;

●

“SWK” means SWK Technologies, Inc., a Delaware corporation which, before the Contribution, is a direct wholly owned subsidiary of SilverSun and, after the Contribution, will be a wholly owned subsidiary of SilverSun Holdings;and

●	“Technologies” means Rhodium Technologies LLC, a Delaware limited liability company.

Market and Industry Data

This information statement includes market and industry data that we obtained from industry publications, third-party studies and surveys, government agency sources, filings of public companies in our industry, and internal company surveys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe such industry and market data to be reliable at the date of this information statement, this information could prove to be inaccurate as a result of a variety of matters.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this information statement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained or incorporated herein by reference in this information statement, including statements regarding our future operating results, future financial position, business strategy, objectives, goals, plans, prospects, markets, and plans and objectives for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “targets,” “contemplates,” “projects,” “predicts,” “may,” “might,” “plan,” “will,” “would,” “should,” “could,” “may,” “can,” “potential,” “continue,” “objective,” or the negative of those terms, or similar expressions intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. Specific forward-looking statements in this information statement, include statements regarding our expectations regarding the methodology, effects, timing, and tax-free nature of the Separation; our belief that SilverSun will meet the requisite requirements under Delaware law to effect the Separation; our belief that no other material governmental or regulatory filings or approvals will be necessary to consummate the Separation, other than registration under the federal securities laws of our common stock and completion of the applicable trading requirements on the OTCQX for such shares; our expectation that our common stock will be traded on the OTCQX under the ticker symbol “[●]”; our expectation that after the Separation and the Mergers , SilverSun common stock will be traded on Nasdaq under the ticker symbol “RHDM”; our expectations regarding a “regular-way” market, an “ex-distribution” market, and a “when-issued” market in our shares of common stock between the Record Date and the Distribution Date; our belief that separating SilverSun’s businesses operated through SWK and SCS from SilverSun’s business operated through CCDC and, following the Mergers, Merger Sub II, is in the best interests of SilverSun and its stockholders; our expectations regarding the number of shares of our outstanding common stock, the number of such shares held by our affiliates, and the number of stockholders of record following the Separation; our anticipation regarding the adverse effects of COVID-19 on our business; our belief that maintaining and further enhancing the brand recognition and reputation of our brands is critical to retaining existing customers and attracting new customers and that the importance of our brand recognition and reputation will increase; our plan to continue to expand our brand recognition and product loyalty through social media and our websites with generation of original content; our anticipation that we will enter into new strategic alliances; our expectation that any claims and lawsuits, arising in the ordinary course of business, we are involved in will not have a material adverse effect on our results of operations or financial condition; our intent to pursue acquisitions that financially and strategically complement our business; our belief that we will drive customer satisfaction and loyalty by offering high-quality, innovative products and services on a timely and cost-effective basis; our intent to pursue and challenge infringements of our intellectual property; our expectation to have certain insurance policies in place as of the date of the Separation; our anticipation that any required contract assignments and new agreements will be obtained prior to the Separation; our belief that none of the contracts or other assets requiring consent to transfer or the contracts requiring a new agreement are individually material to our business; our expectation that the expenses to be incurred by SilverSun Holdings for reporting and corporate governance purposes will be commensurate with those being incurred by SilverSun prior to the Mergers; our expected executive officers, directors, and other key employees; our expected corporate governance policies, guidelines, and practices; our anticipated compensation and benefit plans;our belief that several provisions of our Certificate of Incorporation, Bylaws, and Delaware law that may discourage, delay, or prevent a merger or acquisition that stockholders may consider favorable and will protect our stockholders from coercive or otherwise unfair takeover tactics; our expectations of costs and expenses associated with becoming an independent, publicly traded company; our expectation to incur expenditures to establish certain standalone functions, and other one-time costs subsequent to the completion of the Separation; our expectation that nonrecurring amounts, related to the Separation that are incurred prior to the completion of the Separation, will include costs to separate and/or duplicate investment banker fees, third-party legal and accounting fees, and similar costs; our belief we will meet known or reasonably likely future cash requirements through the combination of cash flows from operating activities, available cash balances, and available borrowings through the issuance of third-party debt; and our expectation to utilize our cash flows to continue to invest in our brands, including research and development of new product initiatives, talent and capabilities, and growth strategies, including any potential acquisitions, and to repay any indebtedness we may incur over time. All forward-looking statements included herein are based on information available to us as of the date hereof and speak only as of such date. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. The forward-looking statements contained in or incorporated by reference into this information statement reflect our views as of the date of this information statement about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause our actual results, performance, or achievements to differ significantly from those expressed or implied in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, performance, or achievements. A number of factors could cause actual results to differ materially from those indicated by forward-looking statements. Such factors include, among others: the effects of the coronavirus, or COVID-19, pandemic; lower levels of consumer spending; our ability to introduce new products that are successful in the marketplace; the failure to maintain or strengthen our brand recognition and reputation; the ability to forecast demand for our products or services accurately; our inability to compete in a highly competitive market; our dependence on large customers; pricing pressures by our customers; our ability to collect our accounts receivable the risk of earthquakes, fire, power outages, power losses, and telecommunication failures; our abilities to identify acquisition candidates, to complete acquisitions of potential acquisition candidates, our ability to integrate their businesses with our business, and the success of acquired companies; our ability to protect our intellectual property; the risk of complying with any applicable foreign laws or regulations and the effect of increased protective tariffs; the performance and security of our information systems; the potential for product recalls, product liability, and other claims against us; our dependable on key personnel; economic, social, political, legislative, and regulatory factors; the state of the U.S. economy; risks associated with our facilities, including the expected benefits; and other factors detailed from time to time in our reports that will be filed with the Securities and Exchange Commission, or the SEC.

v

INFORMATION STATEMENT SUMMARY

This summary highlights information contained in this information statement relating to us and shares of our common stock being distributed by SilverSun in connection with the Distribution. This summary may not contain all details concerning the Separation Agreement or other information that may be important to you. To better understand the Separation Agreement and our business and financial position, you should carefully review this entire information statement, including the risk factors, our historical financial statements, our unaudited pro forma financial statements, and the respective notes to those historical and pro forma financial statements.

Unless otherwise indicated, references in this information statement to fiscal year 2022 and fiscal year 2021 are to the fiscal years ended December 31, 2022 and 2021, respectively. Our historical financial statements have been prepared on a “spin-out” basis to reflect the operations, financial condition, and cash flows of the businesses of SilverSun, exclusive of those conducted by SilverSun’s retained subsidiary, CCDC, during all periods shown. Our unaudited pro forma financial statements adjust our historical financial statements to give effect to our separation from SilverSun and our anticipated post-separation capital structure.

Our Company

SilverSun Holdings, along with SWK and SCS, are each wholly owned subsidiaries of SilverSun. We are a business application, technology and consulting company providing strategies and solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “Cloud.” As a value-added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Human Capital Management (“HCM”), Warehouse Management Systems (“WMS”), Customer Relationship Management (“CRM”), and Business Intelligence (“BI”). Additionally, we have our own development staff building software solutions for time and billing, and various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network services practice that provides managed services, cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Arizona, Southern California, North Carolina, Washington, Oregon and Illinois.

Our Strategy

Our strategies to grow the Company include organic expansion of our robust offerings of software applications, proprietary technology solutions and consulting services; and growth through acquisitions, both within our existing service regions and through strategic geographic expansion.

Underpinning SilverSun Holdings’ future growth is our commitment to superior customer service. We will invest valuable time and resources to fully understand how technology is transforming the business management landscape and what current or emerging innovations are deserving of a clients’ attention. By leveraging this knowledge and foresight, our growing list of clients are empowered with the means to more effectively manage their businesses; to capitalize on real-time insight drawn from their data resources; and to materially profit from enhanced operational functionality, process flexibility and expedited process execution.

In the event we are unable to identify an existing third-party solution or combined package of solutions that meets specific business management demands of clients in particular niche markets, we task our development team to create a solution.

Central to our growth strategy is our acquisition of application resellers and software publishers of unique and proprietary solutions in the extensive and expanding, but highly fragmented, business solutions marketplace. Investing in the acquisition of other companies and proprietary business management solutions will be an important growth strategy for SilverSun Holdings, allowing us to rapidly offer new products and services, expand into new geographic markets and create new and exciting profit centers.

We understand that the key to enduring success lies in remaining focused on serving the best interests of our clients and their businesses and finding ways for them to accelerate their growth. All too often, industry change comes from the outside in, forcing business owners and managers to react by slipping into crisis management mode and adopting costly business management solutions that simply put out fires. SilverSun Holdings’ commitment to achieving market leadership is deeply rooted in our unique value proposition: we will bring together what is arguably the best talent and industry expertise in the most advanced business management tools and processes; we will be counted on for what we believe are unparalleled reliability, innovation and accountability in our product and service offerings and implementations; and we believe we provide practical and cost-effective IT solutions that address both the current and anticipated business management needs and challenges inherent in varied business environments, from unique to commonplace.

Risks Associated with the Proposed Transaction and Our Business

An investment in our company is subject to a number of risks. You should carefully consider the matters discussed under the heading “Risk Factors” of this information statement.

Risks Related to Our Business

●	We may incur future losses and may be unable to maintain profitability.

●	We cannot accurately forecast our future revenues and operating results, which may fluctuate.

●	We may fail to develop new products or may incur unexpected expenses or delays.

●	We may need additional financing which we may not be able to obtain on acceptable terms. If we are unable to raise additional capital, as needed, the future growth of our business and operations could be severely limited.

●	We may fail to recruit and retain qualified personnel.

●	If our technologies and products contain defects or otherwise do not work as expected, we may incur significant expenses in attempting to correct these defects or in defending lawsuits over any such defects.

●	Our success is highly dependent upon our ability to compete against competitors that have significantly greater resources than we have.

●	If we are not able to protect our trade secrets through enforcement of our confidentiality and non-competition agreements, then we may not be able to compete effectively, and we may not be profitable.

●	The software and technology industry is highly competitive. If we cannot develop and market desirable products that the public is willing to purchase, we will not be able to compete successfully. Our business may be adversely effected and we may not be able to generate any revenues.

Risks Related to Our Securities

●	We currently do not intend to pay dividends on our common stock. Consequently, our stockholders’ ability to achieve a current return on their investment will depend on appreciation in the price of our common stock.

●	We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause our stockholders to lose some or all of their investment.

●	An active, liquid trading market for our common stock may not develop, which may limit your ability to sell your shares.

●	We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

●	Our common stock is and will be subordinate to all of our future indebtedness and any series of preferred stock, and effectively subordinated to all indebtedness and preferred equity claims against our subsidiaries.

●	The market price of our common stock is likely to be volatile and could subject us to litigation.

Risks Related to the Separation

●	We may not realize the anticipated benefits from the Separation and the Separation could harm our business.

●	Until the Separation occurs, SilverSun will have sole discretion to change the terms of the Separation in ways that may be unfavorable to us.

●	In connection with the Separation, we and SilverSun will indemnify each other for certain liabilities, we may need to divert cash to meet those obligations if we are required to act under these indemnities to SilverSun, and SilverSun may not be able to satisfy its indemnification obligations to us in the future.

●	If the Distribution does not qualify as a transaction that is tax-free for U.S. federal income tax purposes, the holders of SilverSun common stock could be subject to significant tax liability.

●	We will be subject to significant restrictions on our actions following the Separation in order to avoid triggering significant tax-related liabilities.

The Distribution

The directors of SilverSun (the “SilverSun Board”) and the board of directors of Rhodium Enterprises, Inc., a Delaware corporation (“Rhodium”), have each unanimously approved, and SilverSun and Rhodium have entered into, an Agreement and Plan of Merger, dated as of September 29, 2022, and amendments thereto dated as of October 20, 2022 and as of December 21, 2022 (as amended, the “Merger Agreement”), by and among SilverSun, Rhodium Enterprises Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of SilverSun (“Merger Sub I”), Rhodium Enterprises Acquisition LLC, a Delaware limited liability company and direct wholly owned subsidiary of SilverSun (“Merger Sub II”), and Rhodium. Upon the terms and subject to the conditions set forth in the Merger Agreement, among other things, (i) Merger Sub I shall be merged with and into Rhodium (the “First Merger”), resulting in Rhodium existing as the surviving company of the First Merger, and (ii) immediately following the First Merger, Rhodium shall be merged with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), resulting in Merger Sub II existing as the surviving company of the Second Merger (the “Surviving Company”) and as a direct, wholly owned subsidiary of SilverSun. Merger Sub II will operate the pre-Merger business of Rhodium through its management of Rhodium Technologies LLC, a Delaware limited liability company (“Technologies”).

Upon consummation of the Mergers, SilverSun will be structured as an umbrella partnership C-corporation and will have two classes of common stock outstanding, SilverSun Class A common stock and SilverSun Class B common stock. The holders of shares of SilverSun Class A common stock and SilverSun Class B common stock will be entitled to one vote for each share of SilverSun Class A common stock and SilverSun Class B common stock, respectively, held of record on all matters on which SilverSun stockholders are entitled to vote generally. Each share of SilverSun Class B common stock will have no economic rights but will entitle its holder to one vote on all matters to be voted on by stockholders generally. Holders of SilverSun Class A common stock and SilverSun Class B common stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by applicable law or by SilverSun’s Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”). Upon consummation of the Mergers, SilverSun will be a holding company and will have no material assets other than its equity interest in CCDC and Merger Sub II, and Merger Sub II and CCDC will be holding companies that will have no material assets other than their equity interest in Technologies. Merger Sub II will become the managing member of Technologies.

For the Certificate of Amendment to take effect, it must be approved at the Special Meeting of SilverSun’s stockholders along with several other proposals. The Certificate of Amendment, among other things, (i) authorizes a new class of SilverSun capital stock, the Class A common stock, par value $0.00001 per share (the “SilverSun Class A common stock”), to replace the existing common stock of SilverSun upon consummation of the Mergers; (ii) authorizes a new class of SilverSun capital stock, the Class B common stock, par value $0.00001 per share (the “SilverSun Class B common stock”), (iii) increases the number of authorized shares of SilverSun’s capital stock, and (iv) effects a reverse stock split of SilverSun’s common stock (the “Reverse Split”). Prior to the effective time of the Second Merger and immediately following the Reverse Split, by virtue of filing the Certificate of Amendment and without any additional action on the part of any SilverSun entity, Rhodium or the holders of any securities of SilverSun or Rhodium, including holders of SilverSun common stock, each share of SilverSun common stock issued and outstanding immediately prior to the filing of the Certificate of Amendment shall automatically be converted into one validly issued, fully paid and nonassessable share of SilverSun Class A common stock.

In connection with the Merger Agreement and the Mergers, we and SilverSun will enter into that certain Separation and Distribution Agreement (the “Separation Agreement”), whereby all of our issued and outstanding common stock will be distributed on a pro rata basis to the stockholders of SilverSun as of the Record Date (the “Distribution”). Following the Distribution, (a) the businesses of SWK and SCS will continue to be operated consistent with past practices and will be managed by the current management of SilverSun and the current members of the SilverSun Board, and (b) SilverSun Holdings will apply for public listing of the SilverSun Holdings shares distributed in the Distribution in reliance on the Form 10 (the “Form 10”) of which this information statement is a part.

During the years ended December 31, 2021 and December 31, 2022, more than 99% of the revenues generated by SilverSun were generated by SWK. SWK is a technology and consulting company which is a value-added reseller of business application software, offering solutions for accounting and business management, financial reporting, Enterprise Resource Planning, Human Capital Management, Warehouse Management Systems, Customer Relationship Management, and Business Intelligence. Additionally, SWK has its own development staff which builds software solutions for various ERP enhancements. SWK’s value-added services focus on consulting and professional services, specialized programming, training, and technical support. SWK also has a dedicated Information Technology network services practice that provides managed services, cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. SCS has minimal operations, currently generates no revenues and is not expected to generate revenues in the near future although it does have certain depreciation and amortization expenses. Critical Cyber Defense Corp. or CCDC is a wholly owned subsidiary of SilverSun that will not be spun-out and will remain a subsidiary of SilverSun following the Mergers and the spin-off. The commissions from a third-party security company are included in revenues for CCDC’s operation.

All of SilverSun’s employees with the exception of SilverSun’s CEO, Mark Meller, and CFO, Joe Macaluso, are employed through SWK and will remain employees of SWK following the Separation. At the time of the Separation, Mr. Meller will enter into an employment agreement with us which will be identical, in form and substance, to his agreement with SilverSun and Mr. Macaluso will be engaged by us on the same basis as his present engagement with SilverSun.

The Distribution, as described in this information statement, is subject to the satisfaction or waiver of certain conditions. For more information, see “The Separation—Conditions to the Distribution” included elsewhere in this information statement. We cannot provide any assurances that SilverSun will complete the Distribution.

Following a strategic review, it was determined that the Distribution would position SilverSun and SilverSun Holdings for long-term success, including the following:

●	Distinct Focus. Each company will benefit from a distinct strategic and management focus on its specific operational and growth priorities.

●	Differentiated Investment Theses. Each company will offer differentiated and compelling investment opportunities based on its particular operating and financial model, allowing it to more closely align with its natural investor type.

●	Optimized Balance Sheet and Capital Allocation Priorities. Each company will operate with a capital structure and capital deployment strategy tailored to its specific business model and growth strategies without having to compete with the other for investment capital.

●	Direct Access to Capital Markets. Each company will have its own equity structure that will afford it direct access to the capital markets and allow it to capitalize on its unique growth opportunities appropriate to its business.

●	Incremental Stockholder Value. Each company will benefit from the investment community’s ability to value its businesses independently within the context of its particular industry with the anticipation that, over time, the aggregate market value of the companies will be higher, on a fully distributed basis and assuming the same market conditions, than if SilverSun Holdings were to remain under its current configuration.

Neither we nor SilverSun can assure you that, following the Distribution, any of the benefits described above or otherwise in this information statement will be realized to the extent anticipated or at all. For more information, see “Risk Factors.”

Regulatory Approvals and Appraisal Rights

We must complete the necessary registration under the federal securities laws of our common stock to be issued in connection with the Distribution. We must also complete the applicable listing requirements on the OTCQX for such shares. Other than these requirements, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the Distribution.

SilverSun stockholders will not have any appraisal rights in connection with the Distribution.

Corporate Information

We were incorporated in Delaware on September 26, 2022. We maintain our principal executive offices at 120 Eagle Rock Avenue, Suite 320, East Hanover, New Jersey 07936. Our telephone number is (973) 396-1720. Following the Separation, our website address will be Silversuntech.com. Our website and the information contained therein or connected thereto is not incorporated into this information statement or the registration statement of which it forms a part.

SUMMARY OF THE SEPARATION

The following is a summary of the material terms of the Separation and other related transactions.

Distributing Company	SilverSun Technologies, Inc., a Delaware corporation. Following the Distribution, SilverSun will not own any shares of our common stock.

Distributed Company

SilverSun Technologies Holdings, Inc., a Delaware corporation, which is currently a wholly owned subsidiary of SilverSun and will hold, directly or indirectly through its subsidiaries, all of the pre-Merger assets and legal entities, subject to any related liabilities, associated with the businesses of SilverSun, except those conducted by SilverSun’s subsidiary, Critical Cyber Defense Corp. Following the consummation of the Separation, we will be an independent, publicly traded company.

Distribution Ratio	Each holder of SilverSun common stock will receive one share of our common stock for every one share of SilverSun common stock held as of the close of business on the Record Date.

Distributed Securities

SilverSun will distribute 100% of the outstanding shares of our common stock in the Distribution. Based on the 5,256,177 shares of SilverSun common stock outstanding as of the Record Date, and applying the distribution ratio of one share of our common stock for every one share of SilverSun common stock, SilverSun will distribute 5,256,177 shares of our common stock to SilverSun stockholders that hold SilverSun common stock as of the close of business on the Record Date.

Fractional Shares	Because the Distribution Ratio is one for one, no fractional shares will be issued in connection with the Distribution.

Record Date	The anticipated Record Date will be the close of business in New York on or around [●], 2023.

Distribution Date	The Distribution Date is expected to be on or around [●], 2023.

Distribution

On the Distribution Date, SilverSun will distribute all of the 5,256,177 issued and outstanding shares of SilverSun Holdings owned by it to the SilverSun stockholders as of the close of business on the Record Date based on the distribution ratio of one share of SilverSun Holdings for every share of SilverSun held on the Record Date. The shares of our common stock will be distributed electronically in direct registration or book-entry form, and no certificates will be distributed.

On or shortly following the Distribution Date, the Distribution Agent will mail to stockholders that hold their shares directly with SilverSun, and are therefore registered holders, a direct registration account statement that reflects the number of shares of our common stock that have been registered in book-entry form in their name.

For shares of SilverSun common stock that are held through a bank or brokerage firm, the bank or brokerage firm will credit the stockholder’s account with the shares of our common stock that they are entitled to receive in connection with the Distribution.

SilverSun stockholders will not be required to make any payment, to surrender or exchange their shares of SilverSun common stock, or to take any other action to receive their shares of our common stock in connection with the Distribution.

If you are a SilverSun stockholder as of the close of business on the Record Date and decide to sell your shares on or before the Distribution Date, you may choose to sell your SilverSun common stock with or without your entitlement to receive our common stock in connection with the Distribution. Beginning on the close of business on the Record Date and continuing up to and including the Distribution Date, we expect that there will be two markets in SilverSun common stock: a “regular-way” market and an “ex-distribution” market. Shares of SilverSun common stock that trade on the “regular-way” market will trade with an entitlement to receive shares of our common stock in connection with the Distribution. Shares of SilverSun common stock that trade on the “ex-distribution” market will trade without an entitlement to receive shares of our common stock in connection with the Distribution. Therefore, if you sell shares of SilverSun common stock on the “regular-way” market after the close of business on the Record Date and up to and including through the Distribution Date, you will be selling your right to receive shares of our common stock in connection with the Distribution. If you own shares of SilverSun common stock as of the close of business on the Record Date and sell those shares on the “ex-distribution” market, up to and including through the Distribution Date, you will still receive the shares of our common stock that you would be entitled to receive in respect of your ownership, as of the Record Date, of the shares of SilverSun common stock that you sold.

Conditions to the Distribution	The consummation of the Distribution is subject to the satisfaction or waiver of the following conditions, among other conditions described in this information statement:6

●	the SEC will have declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, as amended, or the Exchange Act; no stop order suspending the effectiveness of our registration statement on Form 10 will be in effect; no proceedings for such purpose will be pending or threatened by the SEC; and this information statement, or a notice of Internet availability thereof, will have been mailed to the holders of SilverSun common stock as of the close of business on the Record Date;

●	the Distribution will be made in a manner that does not cause SilverSun to be unable to pay its debts as they become due in the usual course of its business or cause the total assets of SilverSun to be less than the sum of its total liabilities plus the amount that would be needed, if SilverSun were to be dissolved immediately after the effective time of the Distribution, to satisfy the preferential rights upon such dissolution of stockholders whose preferential rights are superior to those receiving the Distribution, if any, in each case in accordance with Section 170 of the DGCL;

●	our common stock to be delivered in connection with the Distribution will have been approved for listing on the OTCQX;

●	any material governmental approvals and consents and any material permits, registrations, and consents from third parties, in each case, necessary to effect the Distribution and to permit the operation of the business application, technology and consulting businesses after the Distribution Date substantially as conducted as of the date of the Separation Agreement will have been obtained;

●	no event or development will have occurred or exists that, in the judgment of the SilverSun Board, in its sole discretion, makes it inadvisable to effect the Distribution or other transactions contemplated by the Separation and Distribution Agreement.

The fulfillment of these conditions will not create any obligations on SilverSun’s part to effect the Separation, and the SilverSun Board has reserved the right, in its sole discretion, to abandon, modify, or change the terms of the Separation, including by accelerating or delaying the timing of the consummation of all or part of the Distribution, at any time prior to the Distribution Date.

Stock Listing	We will apply to have our common stock listed on the OTCQX under the ticker symbol “[●]”

Dividend Policy

We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. See the section entitled “Dividend Policy.”

Transfer Agent	Pacific Stock Transfer, Inc.

U.S. Federal Income Tax Consequences

You should review the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution—The Distribution” for a discussion of the material U.S. federal income tax consequences of the Distribution. You should consult your own tax advisor as to the particular tax consequences to you of the Distribution, including potential tax consequences under state, local, and non-U.S. tax laws.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION

Please see “The Separation” for a more detailed description of the matters summarized below.

Why am I receiving this document?

You are receiving this document because you are a SilverSun stockholder as of the close of business on the Record Date and, as such, will be entitled to receive shares of our common stock upon completion of the transactions described in this information statement. We are sending you this document to inform you about the Separation and to provide you with information about our company and our business and operations upon completion of the Separation.

What do I have to do to participate in the Separation?

The Separation Agreement and the Mergers, among other matters, will be submitted for approval at the Special Meeting of the stockholders of SilverSun to be held at [●] on [●], 2023 (the “Special Meeting). Following such approval, you do not need to take any action to receive your shares of SilverSun Holdings common stock in connection with the Distribution

Why is SilverSun separating its businesses other than the business conducted by SilverSun’s subsidiary, Critical Cyber Defense Corp., from its current business operations?

The Separation is being made in conjunction with the Mergers under which SilverSun will acquire the business conducted prior to the Mergers by Rhodium, a technology company which utilizes proprietary technologies to mine Bitcoin. There are no synergies between the SilverSun businesses being spun out and those of Rhodium so the parties to the Mergers agreed that the Separation would be in their mutual best interest. SilverSun and Rhodium agreed to leave Critical Cyber Defense Corp. in SilverSun because Rhodium’s Bitcoin mining business is the type of operation that has an acute need for cyber defense services as hostile third parties often try to infiltrate the systems of “crypto” companies to misappropriate their cryptocurrency assets. Rhodium is optimistic that having in-house expertise and functionality will enable it to optimize its cyber security profile in a cost-effective manner.

You should review the section titled “The Separation—Reasons for the Separation.” for a more detailed discussion of the reasons for the Separation.

What is SilverSun Holdings?

We are a newly formed Delaware corporation that will hold, directly or indirectly through our subsidiaries, all of the assets and legal entities, subject to any related liabilities, of the pre-Merger business of SilverSun, excluding those of SilverSun’s subsidiary, Critical Cyber Defense Corp., and will be publicly traded following the Separation.

How will SilverSun accomplish the Separation?

The Separation involves the contribution of SWK and SCS along with their assets, and subject to any related liabilities, to our company and SilverSun’s distribution to its stockholders of all the shares of our common stock. Following this Contribution and Distribution, we will be a publicly-traded company independent from SilverSun, and SilverSun will not retain any ownership interest in our company.

What will I receive in the Distribution?

In connection with the Distribution, you will be entitled to receive one share of our common stock for every one share of SilverSun common stock held by you as of the close of business on the Record Date.

How does my ownership in SilverSun change as a result of the Separation and the Reverse Split?

Your ownership of SilverSun stock will not be directly affected by the Separation but will be affected by the Reverse Split. Following the Reverse Split, you will own fewer shares of SilverSun but your pre-Merger percentage ownership of SilverSun will remain the same. However, as the result of the SilverSun shares being issued in the Mergers, you will experience dilution.

What is the Record Date?

The Record Date for determining holders of record of SilverSun common stock entitled to participate in the Distribution is anticipated to be the close of business on or about [●], 2023. When we refer to the Record Date in this information statement, we are referring to that time and date.

When will the Distribution occur?

The Distribution is expected to occur on or around [●], 2023.

As a SilverSun stockholder as of the Record Date, how will shares of common stock be distributed to me?

At the effective time of the Distribution, we will instruct our Transfer and Distribution Agent to make book-entry credits for the shares of our common stock that you are entitled to receive as a stockholder of SilverSun as of the close of business on the Record Date. Since shares of our common stock will be in uncertificated book-entry form, you will receive share ownership statements in place of physical share certificates.

What if I hold my shares through a broker, bank, or other nominee?

SilverSun stockholders that hold their shares through a broker, bank, or other nominee will have their bank, brokerage, or other account credited with our common stock. For additional information, those stockholders should contact their broker or bank directly.

How will fractional shares be treated in the Distribution?

Because shares of our common stock are being distributed on a one-for-one basis in the Distribution, no fractional shares will be issued.

What are the U.S. federal income tax consequences to me of the Distribution?

If SilverSun obtains a tax opinion of a law firm with expertise in these matters that is reasonably acceptable to Rhodium that the Distribution “should” qualify as a distribution under Section 355(a) of the Internal Revenue Code (“Code”), the parties intend to treat the Distribution as a transaction that is tax-free to the stockholders of SilverSun. On the basis that the Distribution so qualifies for U.S. federal income tax purposes, you should not recognize any gain or loss, and no amount should be included in your income in connection with the Distribution. You should review the section titled “Material U.S. Federal Income Tax Consequences of the Distribution—The Distribution” for a discussion of the material U.S. federal income tax consequences of the Distribution.

How will I determine the tax basis I will have in my SilverSun shares after the Distribution and the SilverSun Holdings shares I receive in connection with the Distribution?

Generally, for U.S. federal income tax purposes, your aggregate basis in your shares of SilverSun Class A common stock and the shares of our common stock that you receive in connection with the Distribution should equal the aggregate basis of SilverSun Class A common stock held by you immediately before the consummation of the Distribution. This aggregate basis should be allocated between your shares of SilverSun common stock and the shares of our common stock that you receive in connection with the Distribution in proportion to the relative fair market value of each immediately following the consummation of the Distribution. See “Material U.S. Federal Income Tax Consequences of the Distribution—The Distribution.”

How will SilverSun’s common stock and SilverSun Holdings’ common stock trade after the Separation?

After the Separation, SilverSun Holdings’ common stock will trade on the OTCQX under the ticker symbol “[●].” and SilverSun’s Class A common stock will continue to trade on Nasdaq. It is expected that Silver’s Class A common stock will trade under the ticker symbol “RHDM.”

If I sell my shares of SilverSun common stock on or before the Distribution Date, will I still be entitled to receive SilverSun Holdings shares in the Distribution with respect to the sold shares?

Beginning on the Record Date and continuing up to and including the Distribution Date, we expect that there will be two markets in SilverSun common stock: a “regular-way” market and an “ex-distribution” market. Shares of SilverSun common stock that trade on the “regular-way” market will trade with the entitlement to receive shares of our common stock in connection with the Distribution. Shares of SilverSun common stock that trade on the “ex-distribution” market will trade without the entitlement to receive shares of our common stock in connection with the Distribution. Therefore, if you sell shares of SilverSun common stock on the “regular-way” market after the close of business on the Record Date and up to and including through the Distribution Date, you will be selling your right to receive shares of our common stock in connection with the Distribution. If you own shares of SilverSun common stock as of the close of business on the Record Date and sell these shares on the “ex-distribution” market, up to and including through the Distribution Date, you will still receive the shares of our common stock that you would be entitled to receive in respect of your ownership, as of the Record Date, of the shares of SilverSun common stock that you sold. You are encouraged to consult with your financial advisor regarding the specific implications of selling your SilverSun common stock prior to or on the Distribution Date.

Will I receive a stock certificate for SilverSun Holdings shares distributed as a result of the Distribution?

No. Registered holders of SilverSun common stock that are entitled to receive the Distribution will receive a book-entry account statement reflecting their ownership of our common stock. For additional information, registered stockholders in the United States, Canada, or Puerto Rico you should contact SilverSun’s transfer agent, Pacific Stock Transfer, Inc., in writing at 6725 Via Austi Pkway #300, Las Vegas, NV 89119, toll free at +1 (800) 785-7782, or through its website at https://pacificstocktransfer.com/contact . See “The Separation—When and How You Will Receive the Distribution of SilverSun Holdings Shares.”

Can SilverSun decide to cancel the Distribution even if all the conditions have been met?

Yes. SilverSun has the right to terminate, or modify the terms of, the Separation at any time prior to the Distribution Date, even if all of the conditions to the Distribution are satisfied, but terminating under such circumstances would subject SilverSun to a $5,000,000 fee.

Do I have appraisal rights?

No. SilverSun stockholders do not have any appraisal rights in connection with the Separation.

Will SilverSun Holdings have any outstanding indebtedness immediately following the Separation?

Yes, Following the Separation, we expect to have approximately $1,775,000 of debt, consistent with the debt of SilverSun prior to the Separation. Such indebtedness will principally consist of s notes associated with acquisitions and leases on IT equipment. See “Capitalization” and “Unaudited Pro-Forma Financial Statements”

Does SilverSun Holdings currently intend to pay cash dividends on its common stock?

No. We do not currently intend to pay cash dividends on our common stock. See “Dividend Policy.”

What will happen to outstanding SilverSun equity compensation awards?

Outstanding SilverSun equity compensation awards will remain with SilverSun and will be treated in the manner set forth in the Merger Agreement.

What will the relationship between SilverSun and SilverSun Holdings be following the Separation?

Following the Separation, SilverSun will not own any shares of our common stock, and we each will be independent, publicly traded companies with our own management teams. In connection with the Separation, we will enter into the Separation Agreement which provides for the allocation between us and our subsidiaries, on the one hand, and SilverSun and its subsidiaries, on the other hand, of the assets, liabilities, legal entities, and obligations associated with the spun out businesses, on the one hand, and the businesses of CCDC and pre-Merger Rhodium, on the other hand. See “The Separation—Agreements with SilverSun.”

Who is the transfer agent for our common stock?

Pacific Stock Transfer, Inc., will be the transfer agent for our common stock. Pacific Stock Transfer’s mailing address is 6725 Via Austi Pkway #300, Las Vegas, NV 89119, and its phone number for stockholders in the United States, Canada, or Puerto Rico is Toll Free at +1(800) 785-7782.

Who is the Distribution Agent for the Distribution?

Pacific Stock Transfer, Inc. is the Distribution Agent.

Who can I contact for more information?

If you have questions relating to the mechanics of the distribution of our shares, you should contact the Distribution Agent as set forth below:

Pacific Stock Transfer, Inc.

6725 Via Austi Pkwy #300

Last Vegas, NV 89119

Toll Free: +1 (800) 785-7782

If you have questions relating to the transactions described herein, you should contact SilverSun as set forth below:

SilverSun Technologies, Inc.
120 Eagle Rock Ave

East Hanover, NJ 07936
T: 973-396-1720

After the Separation, if you have questions relating to our company, you should contact us as set forth below:

SilverSun Technologies Holdings, Inc.

120 Eagle Rock Ave

East Hanover, NJ 07936
T: 973-396-1720

RISK FACTORS

Certain factors may have a material adverse effect on our business, financial condition and results of operations. You should carefully consider the risks described below, in addition to other information contained in this information statement, including our financial statements and related notes. If any of these risks and uncertainties actually occur, our business, financial condition and results of operations may be materially adversely affected. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this information statement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business, financial condition and results of operations.

Risks Related to Our Business

We have a large accumulated deficit, may incur future losses and may be unable to maintain profitability.

As of December 31, 2022, and December 31, 2021, we had an accumulated deficit of $876,590 and $594,371, respectively. As of December 31, 2022, and December 31, 2021, we had stockholders’ equity of $9,552,464 and $9,356,823, respectively. We may incur net losses in the future. Our ability to achieve and sustain long-term profitability is largely dependent on our ability to successfully market and sell our products and services, control our costs, and effectively manage our growth. We cannot assure you that we will be able to maintain profitability. In the event we fail to maintain profitability, our stock price could decline.

We cannot accurately forecast our future revenues and operating results, which may fluctuate.

Our operating history and the rapidly changing nature of the markets in which we compete make it difficult to accurately forecast our revenues and operating results. Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

●	The timing of sales of our products and services;

●	Disruption to our customers and revenue, labor workforce, unavailability of products and supplies used in operations due to the COVID-19 pandemic;

●	The timing of product implementation, particularly large design projects;

●	Unexpected delays in introducing new products and services;

●	Increased expenses, whether related to sales and marketing, product development, or administration;

●	The mix of product license and services revenue; and

●	Costs related to possible acquisitions of technology or businesses.

We may fail to develop new products or may incur unexpected expenses or delays.

Although we currently have fully developed products available for sale, we may need to develop various new technologies, products, and product features to remain competitive. Due to the risks inherent in developing new products and technologies—limited financing, loss of key personnel, and other factors—we may fail to develop these technologies and products or may experience lengthy and costly delays in doing so. Although we license some of our technologies in their current stage of development, we cannot assure that we will be able to develop new products or enhancements to our existing products in order to remain competitive.

We may need additional financing which we may not be able to obtain on acceptable terms. If we are unable to raise additional capital, as needed, the future growth of our business and operations could be severely limited.

A limiting factor on our growth is our limited capitalization, which could impact our ability to execute on our business plan. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of the Company held by existing shareholders will be reduced and our shareholders may experience significant dilution. In addition, new securities may contain rights, preferences or privileges that are senior to those of our common stock. If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations (for example, negative operating covenants). There can be no assurance that acceptable financing necessary to further implement our business plan can be obtained on suitable terms, if at all. Our ability to develop our business, fund expansion, develop or enhance products or respond to competitive pressures, could suffer if we are unable to raise the additional funds on acceptable terms, which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

If we fail to maintain an effective system of internal control, we may not be able to report our financial results accurately or to reduce probability of fraud occurrence. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. We may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.

Management has concluded that the Company did maintain effective internal control over financial reporting as of December 31, 2022, based on the criteria set forth in 2013 Internal Control—Integrated Framework issued by the COSO.

We may fail to recruit and retain qualified personnel.

We may, in the future, rapidly expand our operations and grow our sales, development, and administrative operations. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies for qualified personnel in the areas of our activities, particularly consulting, sales, marketing, and managed services. If we fail to identify, attract, retain and motivate these highly skilled personnel, this could have a material adverse effect on our business, financial condition, results of operations and future prospects.

If our technologies and products contain defects or otherwise do not work as expected, we may incur significant expenses in attempting to correct these defects or in defending lawsuits over any such defects.

Software products are not currently accurate in every instance and may never be. Furthermore, we could inadvertently release products and technologies that contain defects. In addition, third-party technology that we include in our products could contain defects. We may incur significant expenses to correct such defects. Clients who are not satisfied with our products or services could bring claims against us for substantial damages. Such claims could cause us to incur significant legal expenses and, if successful, could result in the plaintiffs being awarded significant damages. Our payment of any such expenses or damages could prevent us from becoming profitable.

Our success is highly dependent upon our ability to compete against competitors that have significantly greater resources than we have.

The ERP software, MSP and business consulting industries are highly competitive, and we believe that this competition will intensify. Many of our competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger client bases than we do. Our competitors could use these resources to market or develop products or services that are more effective or less costly than any or all of our products or services or that could render any or all of our products or services obsolete. Our competitors could also use their economic strength to influence the market to continue to buy their existing products.

If we are not able to protect our trade secrets through enforcement of our confidentiality and non-competition agreements, then we may not be able to compete effectively, and we may not be profitable.

We attempt to protect our trade secrets, including the processes, concepts, ideas and documentation associated with our technologies, through the use of confidentiality agreements and non-competition agreements with our current employees and with other parties to whom we have divulged such trade secrets. If the employees or other parties breach our confidentiality agreements and non-competition agreements or if these agreements are not sufficient to protect our technology or are found to be unenforceable, our competitors could acquire and use information that we consider to be our trade secrets and we may not be able to compete effectively. Some of our competitors have substantially greater financial, marketing, technical and manufacturing resources than we have, and we may not be profitable if our competitors are also able to take advantage of our trade secrets.

Our failure to secure trademark registrations could adversely affect our ability to market our product candidates and our business.

Our trademark applications in the United States and any other jurisdictions where we may file may be denied, and we may not be able to maintain or enforce our registered trademarks. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, with respect to the United States Patent and Trademark Office and any corresponding foreign agencies, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our ability to market our product candidates and our business.

We may unintentionally infringe on the proprietary rights of others.

Many lawsuits currently are being brought in the software industry alleging violation of intellectual property rights. Although we do not believe that we are infringing on any patent rights, patent holders may claim that we are doing so. Any such claim would likely be time-consuming and expensive to defend, particularly if we are unsuccessful, and could prevent us from selling our products or services. In addition, we may also be forced to enter into costly and burdensome royalty and licensing agreements.

Our industry is characterized by rapid technological change and failure to adapt our product development to these changes may cause our products to become obsolete.

We participate in a highly dynamic industry characterized by rapid change and uncertainty relating to new and emerging technologies and markets. Future technology or market changes may cause some of our products to become obsolete more quickly than expected.

The trend toward consolidation in our industry may impede our ability to compete effectively.

As consolidation in the software industry continues, fewer companies dominate particular markets, changing the nature of the market and potentially providing consumers with fewer choices. Also, many of these companies offer a broader range of products than us, ranging from desktop to enterprise solutions. We may not be able to compete effectively against these competitors. Furthermore, we may use strategic acquisitions, as necessary, to acquire technology, people and products for our overall product strategy. The trend toward consolidation in our industry may result in increased competition in acquiring these technologies, people or products, resulting in increased acquisition costs or the inability to acquire the desired technologies, people or products. Any of these changes may have a significant adverse effect on our future revenues and operating results.

We face intense price-based competition for licensing of our products which could reduce profit margins.

Price competition is often intense in the software market. Price competition may continue to increase and become even more significant in the future, resulting in reduced profit margins.

The software and technology industry is highly competitive. If we cannot develop and market desirable products that the public is willing to purchase, we will not be able to compete successfully. Our business may be adversely effected and we may not be able to generate any revenues.

We have many potential competitors in the software industry. We consider the competition to be competent, experienced, and may have greater financial and marketing resources than we do. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the development, sales, and marketing of their products than are available to us. Some of the Company’s competitors, also, offer a wider range of software products, have greater name recognition and more extensive customer bases than the Company. These competitors may be able to respond more quickly to new or changing opportunities, customer desires, as well as undertake more extensive promotional activities, offer terms that are more attractive to customers and adopt more aggressive pricing policies than the Company. We cannot provide any assurances that we will be able to compete successfully against present or future competitors or that the competitive pressure we may encounter will not force us to cease operations.

If there are events or circumstances affecting the reliability or security of the internet, access to our website and/or the ability to safeguard confidential information could be impaired causing a negative effect on the financial results of our business operations.

Despite the implementation of security measures, our website infrastructure may be vulnerable to computer viruses, hacking or similar disruptive problems caused by members, other internet users, other connected internet sites, and the interconnecting telecommunications networks. Such problems caused by third parties could lead to interruptions, delays or cessation of service to our customers. Inappropriate use of the internet by third parties could also potentially jeopardize the security of confidential information stored in our computer system, which may deter individuals from becoming customers. Such inappropriate use of the internet includes attempting to gain unauthorized access to information or systems, which is commonly known as “cracking” or “hacking.” Although we have implemented security measures, such measures have been circumvented in the past by hackers on other websites on the internet, although our networks have never been breached, and there can be no assurance that any measures we implement would not be circumvented in future. Dealing with problems caused by computer viruses or other inappropriate uses or security breaches may require interruptions, delays or cessation of service to our customers, which could have a material adverse effect on our business, financial condition and results of operations.

If we lose the services of any of our key personnel our business may suffer.

We are dependent on Mark Meller, our Chief Executive Officer, and other key employees in our Company. The loss of any of our key personnel could materially harm our business because of the cost and time necessary to retain and train a replacement. Such a loss would also divert management attention away from operational issues.

To service our debt obligations, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. Any failure to repay our outstanding indebtedness as it matures, could materially adversely impact our business, prospects, financial condition, liquidity, results of operations, and cash flows.

Our debt obligations principally consist of notes associated with acquisitions and leases on IT equipment. Our ability to satisfy our debt obligations and repay or refinance our maturing indebtedness will depend principally upon our future operating performance.

As a result, prevailing economic conditions and financial, business, legislative, regulatory and other factors, many of which are beyond our control, will affect our ability to make payments on our debt. If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, incurring additional debt, issuing equity or convertible securities, reducing discretionary expenditures and selling certain assets (or combinations thereof). Our ability to execute such alternative financing plans will depend on the capital markets and our financial condition at such time. In addition, our ability to execute such alternative financing plans may be subject to certain restrictions under our existing indebtedness. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants compared to those associated with any debt that is being refinanced, which could further restrict our business operations. Our inability to generate sufficient cash flow to satisfy our debt obligations, or our inability to refinance our debt obligations on commercially reasonable terms or at all, would have a material adverse effect on our business, prospects, financial condition, liquidity, results of operations and cash flows.

Computer malware, viruses, hacking, phishing attacks, and spamming could harm our business and results of operations.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse, or theft of data. Computer malware, viruses, computer hacking and phishing attacks against online networking platforms have become more prevalent and may occur on our systems in the future.

Any attempts by hackers to disrupt our website service or our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation or brand. Our network security business disruption insurance may not be sufficient to cover significant expenses and losses related to direct attacks on our website or internal systems. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of our products and services and technical infrastructure may harm our reputation, brand and our ability to attract customers. Any significant disruption to our website or internal computer systems could result in a loss of customers and could adversely affect our business and results of operations.

We have previously experienced, and may in the future experience, service disruptions, outages, and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. If our services are unavailable when customers attempt to access them or they do not load as quickly as they expect, customers may seek other services.

Some errors in our software code may only be discovered after the code has been deployed. Any errors, bugs, or vulnerabilities discovered in our code after deployment, inability to identify the cause or causes of performance problems within an acceptable period of time or difficultly maintaining and improving the performance of our platform, particularly during peak usage times, could result in damage to our reputation or brand, loss of revenues, or liability for damages, any of which could adversely affect our business and financial results.

We expect to continue to make significant investments to maintain and improve our software and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be harmed.

We have a disaster recovery program to transition our operating platform and data to a failover location in the event of a catastrophe and have tested this capability under controlled circumstances, however, there are several factors ranging from human error to data corruption that could materially lengthen the time our platform is partially or fully unavailable to our user base as a result of the transition. If our platform is unavailable for a significant period of time as a result of such a transition, especially during peak periods, we could suffer damage to our reputation or brand, or loss of revenues any of which could adversely affect our business and financial results.

We need to manage growth in operations to realize our growth potential and achieve our expected revenues, and our failure to manage growth will cause a disruption of our operations resulting in the failure to generate revenue and an impairment of our long-lived assets.

In order to take advantage of the growth that we anticipate in our current and potential markets, we believe that we must expand our sales and marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures and management information systems. We will also need to effectively train, motivate and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

In order to achieve the above-mentioned targets, the general strategies of our Company are to maintain and search for hard-working employees who have innovative initiatives, as well as to keep a close eye on expansion opportunities through merger and/or acquisition.

There is a risk associated with COVID-19

The Company’s operations may be affected by the recent and ongoing outbreak of the coronavirus disease 2019 (COVID-19) which in March 2020, was declared a pandemic by the World Health Organization. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations, and cash flows. Possible areas that may be affected include, but are not limited to, disruption to the Company’s customers and revenue, labor workforce, inability of customers to pay outstanding accounts receivable due and owing to the Company as they limit or shut down their businesses, customers seeking relief or extended payment plans relating to accounts receivable due and owing to the Company, unavailability of products and supplies used in operations, and the decline in value of assets held by the Company, including property and equipment.

We face risks arising from acquisitions.

We may pursue strategic acquisitions in the future. Risks in acquisition transactions include difficulties in the integration of acquired businesses into our operations and control environment, difficulties in assimilating and retaining employees and intermediaries, difficulties in retaining the existing clients of the acquired entities, assumed or unforeseen liabilities that arise in connection with the acquired businesses, the failure of counterparties to satisfy any obligations to indemnify us against liabilities arising from the acquired businesses, and unfavorable market conditions that could negatively impact our growth expectations for the acquired businesses. Fully integrating an acquired company or business into our operations may take a significant amount of time. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with acquisitions and other strategic transactions. These risks may prevent us from realizing the expected benefits from acquisitions and could result in the failure to realize the full economic value of a strategic transaction or the impairment of goodwill and/or intangible assets recognized at the time of an acquisition. These risks could be heightened if we complete a large acquisition or multiple acquisitions within a short period of time.

Risks Related to Our Securities

We currently do not intend to pay dividends on our common stock. Consequently, our stockholders’ ability to achieve a return on their investment will depend on appreciation in the price of our Common Stock.

We do not expect to pay cash dividends on our common stock. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause our stockholders to lose some or all of their investment.

We may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject. Accordingly, a stockholder could suffer a reduction in the value of their shares of common stock.

Although we will apply to trade our common stock on the OTCQX under the trading symbol ” [●],” an active trading market for our common stock may never develop or be sustained following the Separation. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our common stock. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing additional shares of our common stock or other equity or equity-linked securities and may impair our ability to acquire other companies or technologies by using any such securities as consideration.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our Certificate of Incorporation authorizes us to issue one or more series of preferred stock. Our board of directors will have the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium to the market price, and materially adversely affect the market price and the voting and other rights of the holders of our common stock.

The trading price of our securities will likely be, and continue to be, volatile and you could lose all or part of your investment.

The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control, including but not limited to our general business condition, the release of our financial reports and general economic conditions and forecasts. Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future. Any of these factors could have a material adverse effect on our stockholders’ investment in our securities, and our securities may trade at prices significantly below the price they paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Anti-takeover provisions contained in our Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our securities will depend in part on the research and reports that securities or industry analysts publish about us or our business. If only a limited number of securities or industry analysts commence coverage of our Company, the trading price for our securities would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, demand for our securities could decrease, which might cause our stock price and trading volume to decline.

We are a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250 million as of the prior June 30, or (2) our annual revenues do not equal or exceed $100 million during such completed fiscal year and the market value of the shares of our common stock held by non-affiliates did not equal or exceed $700 million as of the prior June 30.

Your percentage ownership in our company may be diluted in the future.

In the future, your percentage ownership in our company may be diluted because of equity issuances, acquisitions, strategic investments, capital market transactions, or otherwise, including equity compensation awards that we grant to our directors, officers and employees. Our Compensation Committee can be expected to grant additional equity compensation awards to our employees after the Separation. These awards would have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock. From time to time, we may issue additional equity compensation awards to our employees under our employee benefits plans.

In addition, our Certificate of Incorporation authorizes our Board of Directors to create and issue, without the approval of our stockholders, one or more series of preferred stock having such powers, preferences, and rights, if any, and such qualifications, limitations, and restrictions, if any, as established by our Board of Directors. The terms of one or more series of preferred stock that is so created and issued by our Board of Directors may dilute the voting power or reduce the value of our common stock. For example, our Board of Directors could create and issue one or more series of preferred stock having the right to elect one or more of our directors (in all events or on the happening of specified events) and/or the right to veto specified transactions. Similarly, the repurchase or redemption rights or dividend, distribution, or liquidation rights of a series of preferred stock created and issued by our Board of Directors could affect the residual value of the common stock. See “Description of Capital Stock—Preferred Stock.”

Our common stock is and will be subordinate to all of our future indebtedness and any series of preferred stock, and effectively subordinated to all indebtedness and preferred equity claims against our subsidiaries.

Shares of our common stock are common equity interests in us and, as such, will rank junior to all of our future indebtedness and other liabilities. Additionally, holders of our common stock may become subject to the prior dividend and liquidation rights of holders of any series of preferred stock that our Board of Directors may designate and issue without any action on the part of the holders of our common stock. Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors.

The market price of our common stock is likely to be volatile and could subject us to litigation.

The market price of our common stock may be subject to wide fluctuations. Factors affecting the market price of our common stock include:

●	Variations in our operating results, earnings per share, cash flows from operating activities, deferred revenue, and other financial metrics and non-financial metrics, and how those results compare to analyst expectations.

●	Issuances of new stock which dilutes earnings per share.

●	Forward looking guidance to industry and financial analysts related to future revenue and earnings per share.

●	The net increases in the number of customers and paying subscriptions, either independently or as compared with published expectations of industry, financial or other analysts that cover our company.

●	Changes in the estimates of our operating results or changes in recommendations by securities analysts that elect to follow our common stock.

●	Announcements of technological innovations, new services or service enhancements, strategic alliances, or significant agreements by us or by our competitors.

●	Announcements by us or by our competitors of mergers or other strategic acquisitions, or rumors of such transactions involving us or our competitors.

●	Announcements of customer additions and customer cancellations or delays in customer purchases.

●	Recruitment or departure of key personnel.

●	Trading activity by a limited number of stockholders who together beneficially own a majority of our outstanding common stock.

In addition, if the stock market in general experiences uneven investor confidence, the market price of our common stock could decline for reasons unrelated to our business, operating results, or financial condition. The market price of our common stock might also decline in reaction to events that affect other companies within, or outside, our industries even if these events do not directly affect us. Some companies that have experienced volatility in the trading price of their stock have been the subject of securities class action litigation. If we are to become the subject of such litigation, it could result in substantial costs and a diversion of management’s attention and resources.

In order to raise sufficient funds to expand our operations, we may have to issue additional securities at prices which may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, our current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of our common shares outstanding. We may also have to issue securities that may have rights, preferences and privileges senior to our common stock.

Possible adverse effect of issuance of preferred stock.

Our Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock, of which all shares are available for issuance, with designations, rights and preferences as determined from time to time by our board of directors. As a result of the foregoing, our board of directors can issue, without further shareholder approval, preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock could, under certain circumstances, discourage, delay or prevent a change in control of the Company.

Our common stock may be considered a penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stocks” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our common stock may be considered a “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock,” a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks.”

Stockholders should be aware that, according to SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Risks Related to the Separation

We may not realize the anticipated benefits from the Separation and the Separation could harm our business.

We may not be able to achieve the full strategic and financial benefits expected to result from the Separation and such benefits may be delayed or not occur at all. The Separation is designed to enhance strategic and management focus, provide a distinct investment identity, and allow us to efficiently allocate resources and deploy capital. We may not achieve these and other anticipated benefits for a variety of reasons, including the following:

●	the Separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business; and

●	actions required to separate the respective businesses could disrupt our operations.

If we fail to achieve some or all of the benefits expected to result from the Separation, or if such benefits are delayed, our business could be harmed.

Until the Separation occurs, SilverSun will have sole discretion to change the terms of the Separation in ways that may be unfavorable to us.

Until the Separation occurs, our business application, technology and consulting businesses will be a business segment of SilverSun. Completion of the Separation remains subject to the satisfaction or waiver of certain conditions, some of which are in the sole and absolute discretion of SilverSun, including final approval by the SilverSun Board. Additionally, SilverSun has the sole and absolute discretion to change certain terms of the Separation, including the amount of any cash transfer between us, the amount of our indebtedness, and the allocation of contingent liabilities, which changes could be unfavorable to us. In addition, SilverSun may decide at any time prior to the completion of the Separation not to proceed with the Separation.

In connection with the Separation, we and SilverSun will indemnify each other for certain liabilities, we may need to divert cash to meet those obligations if we are required to act under these indemnities to SilverSun, and SilverSun may not be able to satisfy its indemnification obligations to us in the future.

Pursuant to the Separation Agreement and other agreements with SilverSun, SilverSun will agree to indemnify us for certain liabilities and we will agree to indemnify SilverSun for certain liabilities, as discussed further in “The Separation—Agreements with SilverSun.” Payments that we may be required to provide under indemnities to SilverSun may be significant and could negatively affect our business. Third parties could also seek to hold us responsible for the liabilities that SilverSun has agreed to retain and, under certain circumstances, we may be subject to continuing contingent liabilities of SilverSun following the Separation that arise relating to the operations of the spun-out businesses during the time prior to the Separation, such as certain tax liabilities that relate to periods during which taxes of the spun-out businesses were reported as part of SilverSun; liabilities retained by SilverSun that relate to contracts or other obligations entered into jointly by the spun-out businesses and SilverSun’s other current businesses; post-employment liabilities, including unfunded liabilities, that apply to SilverSun, including the spun-out businesses; environmental liabilities related to sites at which both SilverSun and the spun-out businesses operated; and liabilities arising from third-party claims in respect of contracts in which both SilverSun and the spun-out businesses supply goods or provide services.

SilverSun has agreed to indemnify us for such contingent liabilities. While we have no reason to expect that SilverSun will not be able to support its indemnification obligations to us, we can provide no assurance that SilverSun will be able to fully satisfy its indemnification obligations or that such indemnity obligations will be sufficient to cover our liabilities for matters which SilverSun has agreed to retain, including such contingent liabilities. Moreover, even if we ultimately succeed in recovering from SilverSun any amounts for which we are indemnified, we may be temporarily required to bear these losses ourselves. Each of these risks could have a material adverse effect on our business, operating results, and financial condition.

If the Distribution does not qualify as a transaction that is tax-free for U.S. federal income tax purposes, the holders of SilverSun common stock could be subject to significant tax liability.

If SilverSun obtains a tax opinion of a law firm with expertise in these matters that is reasonably acceptable to Rhodium that the Distribution “should” qualify as a distribution described in Section 355(a) of the Code, subject to the discussion below of the impact of Section 355(e) of the Code, the parties intend to treat the Distribution as a tax-free transaction to the holders of SilverSun common stock under Section 355(a) of the Code. Such opinion will rely on certain representations, assumptions, and undertakings, including those relating to the past and future conduct of our business, and the opinion would not be valid if such representations, assumptions, and undertakings were incorrect. Further, if despite the opinion, the IRS or a court determines that the Distribution is a taxable transaction for U.S. federal income tax purposes, the Distribution would be taxable to the holders of SilverSun’s common stock that receive SilverSun Holdings common stock in the Distribution. If an opinion is not delivered, the parties intend to report the Distribution as a taxable corporate distribution to the holders of SilverSun’s common stock. For more information regarding the opinion see “Material U.S. Federal Income Tax Consequences of the Distribution.”

Even if the Distribution otherwise qualifies under Section 368(a)(1)(D) and Section 355 of the Code, the Distribution is expected to result in a U.S. federal income tax liability to SilverSun (but not to holders of SilverSun common stock) under Section 355(e) of the Code because one or more persons are expected to acquire, directly or indirectly, a 50% or greater interest (measured by either vote or value) in the stock of SilverSun or in the stock of our company (or any successor corporation) as part of a plan or series of related transactions that includes the Distribution. See “Material U.S. Federal Income Tax Consequences of the Distribution.”

We will be subject to significant restrictions on our actions following the Separation in order to avoid triggering significant tax-related liabilities.

The Tax Matters Agreement generally will prohibit us from taking certain actions that could cause the Distribution to fail to qualify as a tax-free distribution to the holders of SilverSun common stock, including the following:

●	during the two-year period following the Distribution Date, we may not discontinue the active conduct of our business (within the meaning of Section 355(b)(2) of the Code);

●	during the two-year period following the Distribution Date, we may not liquidate or merge, consolidate, or amalgamate with any other person;

●	during the two-year period following the Distribution Date, we may not sell or otherwise dispose of more than 30% of our consolidated gross assets or more than 30% of the gross assets of SWK;

●	during the two-year period following the Distribution Date, we may not purchase any of our common stock, other than pursuant to certain open-market repurchases of less than 20% of our common stock (in the aggregate);

●	during the two-year period following the Distribution Date, we may not amend our Certificate of Incorporation (or other organizational documents) or take any other action affecting the voting rights of our common stock; and

●	more generally, we may not take any action that could reasonably be expected to cause the Distribution to fail to qualify as tax-free distribution for U.S. federal income tax purposes.

Due to these restrictions under the Tax Matters Agreement, we may be limited in our ability to pursue strategic transactions, equity or convertible debt financings, or other transactions that may otherwise be in our best interests.

Due to these restrictions under the Tax Matters Agreement, we may be limited in our ability to pursue strategic transactions, equity or convertible debt financings, or other transactions that may otherwise be in our best interests.

THE SEPARATION

General

The directors of SilverSun (the “SilverSun Board”) and the board of directors of Rhodium have each unanimously approved, and SilverSun and Rhodium have entered into, an Agreement and Plan of Merger, dated as of September 29, 2022, and amended as of October 20, 2022 and December 21, 2022, by and among SilverSun, Merger Sub I, Merger Sub II and Rhodium. Upon the terms and subject to the conditions set forth in the Merger Agreement, among other things, (i) Merger Sub I shall be merged with and into Rhodium, resulting in Rhodium existing as the surviving company of the First Merger, and (ii) immediately following the First Merger, Rhodium shall be merged with and into Merger Sub II resulting in Merger Sub II existing as the surviving company of the Second Merger and as a direct, wholly owned subsidiary of SilverSun. Following the Mergers, Merger Sub II will operate the pre-Merger business of Rhodium through its management of Rhodium Technologies LLC, a Delaware limited liability company.

In connection with the Merger Agreement and the Mergers, we and SilverSun will enter into the Separation Agreement, whereby all of our issued and outstanding common will be distributed on a pro rata basis to the stockholders of SilverSun as of the Record Date. Following the Distribution, (a) the businesses of our wholly owned subsidiaries, SWK and SCS, will continue to be operated consistent with past practices and will be managed by the current management of SilverSun and the current members of the SilverSun Board, and (b) SilverSun Holdings will apply for public listing of the shares of our common stock distributed in the Distribution in reliance on the Form 10 (the “Form 10”) of which this information statement is a part.

Promptly following the Second Merger, SilverSun will issue a cash dividend of at least $1.50 per pre-Merger/pre-Reverse Split share pro rata in the aggregate amount of up to $8,500,000 (the “Dividend”) to its stockholders as of the Record Date. The Dividend amount shall come from the $10,000,000 cash to be received from Rhodium in connection with the Mergers.

Following the Distribution, SilverSun will have no wholly-owned subsidiaries other than CCDC and the Rhodium operations it will acquire on that same day. The Separation Agreement sets forth the terms and conditions regarding the separation of the business application, technology and consulting businesses from SilverSun.

Following the Mergers, SilverSun will consummate the Distribution to the stockholders of SilverSun as of the Record Date, pursuant to the Merger Agreement and Separation Agreement. Consummation of the Distribution is subject to conditions that must be satisfied or waived by SilverSun prior to the completion of the Separation. In addition, SilverSun has the right in its sole and absolute discretion to determine the date and terms of the Distribution and Dividend and will have the right, at any time until completion of the Distribution, to determine to abandon or modify the Distribution and Dividend and to terminate the Separation Agreement.

In addition, the Separation Agreement governs the treatment of indemnification, insurance, and litigation responsibility and management of SilverSun Holdings and SilverSun after the date of Distribution. The Separation Agreement provides that SilverSun Holdings will indemnify SilverSun following the Distribution for any obligations and liabilities related to or arising from the SilverSun Holdings’ obligations and liabilities related to or arising from its respective businesses on or after to the date of Distribution.

In addition to the Separation Agreement, we will enter several other agreements with SilverSun to effect the Separation and provide a framework for our relationship with SilverSun after the Separation. These agreements will provide for the allocation between us and our subsidiaries, on the one hand, and SilverSun and its subsidiaries, on the other hand, of the assets, liabilities, legal entities, and obligations associated with the business application, technology and consulting businesses, on the one hand, and the other current SilverSun businesses, on the other hand, and will govern the relationship between our company and our subsidiaries, on the one hand, and SilverSun and its subsidiaries, on the other hand, subsequent to the Separation.

The Separation as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “The Separation—Conditions to the Distribution.” We cannot provide any assurances that SilverSun will complete the Separation.

Reasons for the Separation

The SilverSun Board of Directors and its various committees have met regularly; engaged in an extensive evaluation and analysis of the businesses conducted through its subsidiaries; explored opportunities to drive enhanced performance and stockholder value; consulted with financial, legal, tax, and accounting advisors; and engaged in a strategic review of the growth prospects, enterprise value, end-markets, customers, financial market considerations, credit and insurance factors, and business operations in the current market for each business.

Following a strategic review, it was determined that separating the businesses conducted through SWK and SCS from SilverSun’s other current businesses in connection with the Mergers and SilverSun’s succession to Rhodium’s business would be in the best interests of SilverSun and its stockholders and that the Separation would create two companies with attributes that best position each company for long-term success, including the following:

●	Distinct Focus. Each company will benefit from a distinct strategic and management focus on its specific operational and growth priorities.

●	Differentiated Investment Theses. Each company will offer differentiated and compelling investment opportunities based on its particular operating and financial model, allowing it to more closely align with its natural investor type.

●	Optimized Balance Sheet and Capital Allocation Priorities. Each company will operate with a capital structure and capital deployment strategy tailored to its specific business model and growth strategies without having to compete with the other for investment capital.

●	Direct Access to Capital Markets. Each company will have its own equity structure that will afford it direct access to the capital markets and allow it to capitalize on its unique growth opportunities appropriate to its business.

●	Incremental Stockholder Value. Each company will benefit from the investment community’s ability to value its businesses independently within the context of its particular industry with the anticipation that, over time, the aggregate market value of the companies will be higher, on a fully distributed basis and assuming the same market conditions, than if SilverSun were to remain under its current configuration.

While a number of potentially negative factors were also considered, including, among others, risks relating to the creation of a new public company, such as increased costs from operating as a separate public company, potential disruptions to each business, the loss of synergies and joint purchasing power, increased administrative costs, one-time separation costs, the fact that each company will be less diversified following the Separation, and the potential inability to realize the anticipated benefits of the Separation, it was nevertheless determined that the potential benefits of the Separation outweighed the potential negative factors in connection therewith. However, neither we nor SilverSun can assure you that, following the Separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all. For more information see “Risk Factors.”

The Number of Shares You Will Receive

For every one share of SilverSun common stock you own as of the close of business on the Record Date, you will receive one share of our common stock on the Distribution Date. Accordingly, no fractional shares will be issued in the Distribution.

When and How You Will Receive the Distribution of SilverSun Holdings Shares

SilverSun will distribute the shares of our common stock on the Distribution Date to SilverSun holders of record as of the close of business on the Record Date. The Distribution is expected to be completed following market closing on the Distribution Date. SilverSun’s transfer agent and registrar, Pacific Stock Transfer, will serve as transfer agent and registrar for our common stock and as Distribution Agent in connection with the Distribution.

If you own SilverSun common stock as of the close of business on the Record Date, the shares of our common stock that you are entitled to receive in connection with the Distribution will be issued electronically, as of the Distribution Date, to your account as follows:

●

Registered Stockholders. If you own your shares of SilverSun stock directly, either in book-entry form through an account at Pacific Stock Transfer and/or if you hold paper stock certificates, you will receive your shares of our common stock by way of direct registration in book-entry form. Registration in book-entry form is a method of recording stock ownership when no physical paper share certificates are distributed to stockholders, as is the case in connection with the Distribution.

On or shortly following the Distribution Date, the Distribution Agent will mail to you a direct registration account statement that reflects the number of shares of our common stock that have been registered in book-entry form in your name. Stockholders having any questions concerning the mechanics of having shares of our common stock registered in book-entry form may contact Pacific Stock Transfer at the address set forth under “Questions and Answers About the Separation” in this information statement.

●	Beneficial Stockholders. Many SilverSun stockholders hold their shares of SilverSun common stock beneficially through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your SilverSun common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account with the shares of our common stock that you are entitled to receive in connection with the Distribution. If you have any questions concerning the mechanics of having shares of common stock held in “street name,” we encourage you to contact your bank or brokerage firm.

Results of the Separation

Immediately following the Separation, we expect to have approximately [●] stockholders of record, based on the number of registered stockholders of SilverSun common stock at the time of the Separation , applying a distribution ratio of one share of our common stock for every one shares of SilverSun common stock. We expect to have approximately 5,256,177 shares of our common stock outstanding following the Separation. The actual number of shares to be distributed will be determined on the Record Date.

Incurrence of Debt

In connection with the Separation, we may incur debt in the ordinary course of business.

Regulatory Approvals

We must complete the necessary registration under the federal securities laws of our common stock to be issued in connection with the Distribution. We must also complete the applicable listing requirements on the OTCQX for such shares. Other than these requirements, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the Distribution.

Appraisal Rights

No SilverSun stockholder will have any appraisal rights in connection with the Separation.

Listing and Trading of Our Common Stock

Following the Distribution, we expect that our common stock will trade on the OTCQX under the ticker symbol “[●].”

Trading Between Record Date and Distribution Date

Beginning on the Record Date and continuing up to and including the Distribution Date, we expect that there will be two markets in SilverSun common stock: a “regular-way” market and an “ex-distribution” market. Shares of SilverSun common stock that trade on the “regular-way” market will trade with an entitlement to receive shares of our common stock in connection with the Distribution. Shares of SilverSun common stock that trade on the “ex-distribution” market will trade without an entitlement to receive shares of our common stock in the Distribution. Therefore, if you sell shares of SilverSun common stock on the “regular-way” market after the close of business on the Record Date and up to and including through the Distribution Date, you will be selling your right to receive shares of our common stock in connection with the Distribution. If you own shares of SilverSun common stock as of the close of business on the Record Date and sell those shares on the “ex-distribution” market, up to and including through the Distribution Date, you will still receive the shares of our common stock that you would be entitled to receive in respect of your ownership, as of the Record Date, of the shares of SilverSun common stock that you sold.

Furthermore, beginning on the Record Date and continuing up to and including the Distribution Date, we expect there will be a “when-issued” market in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of our common stock that will be distributed to SilverSun stockholders on the Distribution Date. If you own shares of SilverSun common stock as of the close of business on the Record Date, you would be entitled to receive shares of our common stock in connection with the Distribution. You may trade this entitlement to receive shares of our common stock, without trading the shares of SilverSun common stock you own, in the “when-issued” market. On the first trading day following the Distribution Date, we expect “when-issued” trading with respect to our common stock will end and “regular-way” trading in our common stock will begin.

Conditions to the Distribution

We expect the Distribution will be effective on [●], 2023, the Distribution Date, provided that, among other conditions described in the Separation, the following conditions will have been satisfied or waived by SilverSun in its sole discretion:

●	the Distribution will be made in a manner that does not cause SilverSun to be unable to pay its debts as they become due in the usual course of its business or cause the total assets of SilverSun to be less than the sum of its total liabilities plus the amount that would be needed, if SilverSun were to be dissolved immediately after the effective time of the Distribution, to satisfy the preferential rights upon such dissolution of stockholders whose preferential rights are superior to those receiving the Distribution, if any, in each case in accordance with Section 170 of the DGCL;

●

the SilverSun Board shall have approved the Merger Agreement, the Separation Agreement and the transactions contemplated thereby, including the declaration of the Distribution, which approval may be given or withheld at its sole and absolute discretion;

●	the SilverSun shareholders shall have approved the Merger Agreement, the Separation Agreement and related matters at the SilverSun Special Shareholders Meeting;

●	the SEC will have declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act; no stop order suspending the effectiveness of our registration statement on Form 10 will be in effect; no proceedings for such purpose will be pending before or threatened by the SEC; and this information statement, or a notice of Internet availability thereof, will have been mailed to the holders of SilverSun common stock as of the Record Date;

●	the SEC will have declared effective SilverSun’s registration statement on Form S-4, no stop order suspending the effectiveness of such registration statement on Form S-4 will be in effect; and no proceedings for such purpose will be pending before or threatened by the SEC;

●	the Merger shall have been consummated pursuant to the terms of the Merger Agreement;

●	the ancillary agreements to the Mergers and the Separation will have been executed and delivered by each of the parties thereto and no party to any of the ancillary agreements will be in material breach of any such agreement;

●	all actions and filings necessary or appropriate under applicable federal, state “blue sky,” or foreign securities laws and the rules and regulations thereunder will have been taken and, when applicable, become effective or been accepted; our common stock to be delivered in connection with the Distribution will have been approved for listing on the OTCQX;

●	any material Governmental Authorizations necessary to consummate the Mergers, the Separation and the transactions contemplated thereby (collectively, the “Transactions”), or any portion thereof, shall have been obtained and be in full force and effect;

●	no preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the Transactions; and

●	no other event or development will have occurred or failed to occur that, in the judgment of the SilverSun Board of Directors, in its sole discretion, prevents the consummation of the Transactions or any portion thereof or makes the consummation of the Transactions inadvisable.

The fulfillment of these conditions will not create any obligations on SilverSun’s part to effect the Separation, and the SilverSun Board has reserved the right, in its sole discretion, to abandon, modify, or change the terms of the Separation, including by accelerating or delaying the timing of the consummation of all or part of the Distribution, at any time prior to the Distribution Date.

Agreements with SilverSun

In connection with the Separation, we will enter into the Separation Agreement and other agreements with SilverSun to effect the Separation and provide a framework for our relationship with SilverSun after the Separation. These agreements will provide for the allocation between us and our subsidiaries, on the one hand, and SilverSun and its subsidiaries, on the other hand, of the assets, liabilities, legal entities, and obligations associated with the cybersecurity defense business, on the one hand, and the other current SilverSun businesses, on the other hand, and will govern the relationship between our company and our subsidiaries, on the one hand, and SilverSun and its subsidiaries, on the other hand, subsequent to the Separation.

The forms of the principal agreements described below have been filed as exhibits to the registration statement of which this information statement forms a part. The following descriptions of these agreements are summaries of the material terms of these agreements.

Separation and Distribution Agreement

The Separation Agreement will govern the overall terms of the Separation. Prior to the Separation, SilverSun will contribute all of the issued and outstanding common stock of its wholly owned subsidiaries, SWK and SCS to SilverSun Holdings (the “Contribution”). Following the Contribution and the Mergers in accordance with the Merger Agreement, SilverSun will distribute all of our issued and outstanding common stock to the holders of SilverSun common stock as of the Record Date on a pro rata basis.

Unless otherwise provided in the Separation Agreement or any of the related ancillary agreements, all assets will be transferred on an “as is, where is” basis. Generally, if the transfer of any assets or any claim or right or benefit arising thereunder requires a consent that will not be obtained before the Distribution, or if the transfer or assignment of any such asset or such claim or right or benefit arising thereunder would be ineffective or would adversely affect the rights of the transferor thereunder so that the intended transferee would not in fact receive all such rights, the party retaining any asset that otherwise would have been transferred will use commercially reasonable efforts to promptly transfer, or cause the entity(ies) affiliated with it to promptly transfer, to the other party or the appropriate entity(ies).

The Separation Agreement specifies conditions that must be satisfied or waived by SilverSun prior to the completion of the Separation, which are described further in “The Separation—Conditions to the Distribution.” In addition, SilverSun has the right in its sole and absolute discretion to determine the date and terms of the Separation and will have the right, at any time until completion of the Distribution, to determine to abandon or modify the Distribution and to terminate the Separation Agreement.

In addition, the Separation Agreement will govern the treatment of indemnification, insurance, and litigation responsibility and management of SilverSun Holdings, on the one hand, and Parent, on the other hand, after the Distribution Date. The Separation Agreement provides that SilverSun Holdings will indemnify SilverSun following the Distribution for any obligations and liabilities related to or arising from our business, on the one hand, and SilverSun and CCDC on the other hand, prior to the Distribution. Following the Distribution, SilverSun and SilverSun Holdings will indemnify the other party following the Distribution for any obligations and liabilities related to or arising from its respective business on or after to the Distribution Date.

Tax Matters Agreement

In connection with the Distribution, SilverSun and SilverSun Holdings will enter into the Tax Matters Agreement that will govern the respective rights, responsibilities, and obligations of SilverSun, SilverSun Holdings and their respective subsidiaries after the Distribution with respect to tax liabilities and benefits, tax attributes, tax returns, tax contests and other tax matters (the “Tax Matters Agreement”).

In general, the Tax Matters Agreement will govern the rights and obligations of SilverSun, on the one hand, and SilverSun Holdings, on the other hand, after the Distribution with respect to taxes for tax periods (or portions thereof) ending on, before or after the Distribution Date. Subject to certain exceptions, under the Tax Matters Agreement:

SilverSun Holdings generally will be responsible for (i) taxes of SilverSun, SilverSun Holdings and its subsidiaries for tax periods (or portions thereof) ending on or before the Distribution Date, (ii) taxes of SilverSun arising from the Distribution, other than the first $1 million of such taxes, which will be borne by SilverSun, and (iii) taxes of SilverSun arising from and allocable to the business conducted by CCDC (the “CCDC Business”) for tax periods (or portions thereof) beginning after the Distribution Date, to the extent that the CCDC Business does not generate sufficient positive cash flow to pay such tax liabilities;

SilverSun generally will be responsible for (i) the first $1 million of taxes of SilverSun arising from the Distribution, and (ii) taxes of SilverSun and its subsidiaries for tax period (or portion thereof) beginning after the Distribution Date, other than taxes arising from and allocable to the CCDC Business for which SilverSun Holdings has an indemnification obligation (as discussed above).

SilverSun will have the right to participate in any audit relating, in whole or in part, to the tax returns of the SilverSun consolidated group relating to the tax period (or portion thereof) ending before or on the Distribution Date, if any issue raised on an audit may have a material adverse effect on SilverSun. While SilverSun Holdings will control such audits, SilverSun Holdings may not settle any such audit without the consent of SilverSun, which may not be unreasonably withheld, conditioned or delayed.

Where the Tax Matters Agreement requires a party to pay an amount in respect of another person’s taxes, such party also is generally required to pay related costs and expenses.

In addition, the Tax Matters Agreement generally will prohibit SilverSun Holdings from taking certain actions that could affect the Distribution’s qualification as a distribution that is tax-free to the SilverSun stockholders pursuant to Section 355(a) of the Code. Among other things, subject to certain exceptions, for a two-year period following the Distribution Date, SilverSun Holdings and its subsidiaries may not:

●	sell, transfer or otherwise dispose of thirty percent (30%) or more of the gross assets of the SilverSun Holdings business (such percentage to be measured based on fair market value as of the Distribution Date);

●	redeem or repurchase any stock or stock rights of SilverSun Holdings, other than in certain open-market transactions;

●	merge, consolidate or amalgamate with any other person unless, in the case of a merger, consolidation, SilverSun Holdings is the survivor of the merger or consolidation; or

●	amend its certificate of incorporation or take any other action that would affect the voting rights of the equity interests in SilverSun Holdings distributed to SilverSun common stockholders pursuant to the Distribution.

If SilverSun Holdings or any of its affiliates intends to take certain restricted actions described in the Tax Matters Agreement, including the actions described above, SilverSun Holdings will be required to obtain an IRS ruling or an unqualified tax opinion reasonably satisfactory to SilverSun to the effect that such action will not affect the intended tax treatment of the Distribution.

If SilverSun receives a tax opinion from a law firm with expertise in these matters that is reasonably acceptable to Rhodium Enterprises, Inc. that the Distribution should qualify as a tax-free distribution to SilverSun stockholders under Section 355(a) of the Code, SilverSun and SilverSun Holdings intend to treat the Distribution as tax-free to the SilverSun stockholders pursuant to Section 355(a) of the Code, and SilverSun will covenant that there is no plan or intention to dispose of or discontinue the CCDC Business within two years of the date of Closing.

The Tax Matters Agreement will be binding on and inure to the benefit of any successor to any of the parties of the Tax Matters Agreement to the same extent as if such successor had been an original party to the Tax Matters Agreement.

Transferability of Shares of Our Common Stock

The shares of our common stock that you will receive in connection with the Distribution will be freely transferable, unless you are considered an “affiliate” of ours pursuant to Rule 144 under the Securities Act. Persons that can be considered our affiliates after the Separation generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with us, and may include certain of our officers and directors. In addition, individuals who are affiliates of SilverSun on the Distribution Date may be deemed to be affiliates of ours. We estimate that our directors and executive officers, who may be considered “affiliates” for purposes of Rule 144, will beneficially own approximately 2,011,298 shares of our common stock immediately following the Separation. See “Security Ownership of Certain Beneficial Owners and Management” included elsewhere in this information statement. Our affiliates may sell shares of our common stock received in connection with the Distribution only:

●	under a registration statement that the SEC has declared effective under the Securities Act; or

●	under an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144.

In general, under Rule 144 as currently in effect, an affiliate will be entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of the following:

●	one percent of our common stock then outstanding; or

●	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 for the sale.

Rule 144 also includes notice requirements and restrictions governing the manner of sale for sales by our affiliates. Sales may not be made under Rule 144 unless certain information about us is publicly available.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to SilverSun stockholders who are entitled to receive shares of our common stock in connection with the Distribution. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold, or sell any of our securities. We believe the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither SilverSun nor we undertake any obligation to update such information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY

We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends on our common stock will be made at the discretion of our Board of Directors and will depend on various factors, including applicable laws, our results of operations, financial condition, future prospects, the terms of our outstanding indebtedness, and any other factors deemed relevant by our Board of Directors.

CAPITALIZATION

The following table sets forth our  cash and cash equivalents and capitalization as of December 31, 2022, on a historical and on a pro forma basis giving effect to the Separation and Distribution as if they occurred on December 31,, 2022. The historical cash and cash equivalents and capitalization for SilverSun Holdings are derived from the  financial statements of SilverSun Holdings and accompanying notes included in this Form 10. Explanations for the pro forma adjustments can be found under “Unaudited Pro Forma   Financial Information.” The following table should be reviewed in conjunction with “Unaudited Pro Forma  Financial Information” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the  financial statements and accompanying notes of SilverSun  incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part.

We are providing the capitalization table for information purposes only. The capitalization table below may not reflect the capitalization or financial condition that would have resulted had we been operating as an independent, publicly traded company on December 31, 2022 and is not necessarily indicative of our future capitalization or financial condition.

The capitalization table above assumes that there will be 5,256,177 shares of our common stock outstanding upon consummation of the Distribution.

	As of December 31, 2022
	Historical	Pro Forma
Cash and cash equivalents	$8,008,633	$8,124,189
Debt(1)
Long-term debt – current portion	783,479	783,479
Long-term debt	671,014	671,014
Current portion of financial lease obligations	214,990	214,990
Financial lease obligations, net of current portion	401,453	401,453

Equity:
Net SilverSun investment
Common Stock and additional paid-in capital	10,429,054	9,592,240

Total capitalization	$12,499,990	$11,663,176

(1)	Table excludes operating lease liabilities

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma combined financial statements set forth below have been derived from SilverSun Technologies, Inc.’s (“SilverSun”) historical annual financial statements, including SilverSun’s audited condensed consolidated balance sheet as of December 31, 2022, and SilverSun’s unaudited condensed consolidated statement of operations for the years ended December 31, 2022 and December 31, 2021, which are included as Exhibits to this information statement.

The unaudited pro forma financial statements consist of an unaudited pro forma consolidated balance sheet as of December 31, 2022. We have not included any adjustments to the historical financial statements of SilverSun as there is no material impact to the historical statements of operations. For the year ended December 31, 2022, Critical Cyber Defense Corp. (“CCDC”) which will remain a subsidiary of SilverSun following the separation of SilverSun and SilverSun Technologies Holdings, Inc. (“SilverSun Holdings”) contributed approximately $47,000 in revenues and $42,000 in income before taxes. For the year ended December 31, 2021, CCDC contributed no revenues and had a loss of $8,000. For the year ended December 31, 2020, CCDC had no revenues or expenses. Expenses commensurate with those associated with the operations of SilverSun prior to the separation will be incurred by SilverSun Holdings following the separation including those associated with being a public company.

The unaudited pro forma financial statements should be read in conjunction with SilverSun’s historical audited financial statements and the related notes. See “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement.

The unaudited pro forma statements of operations have been prepared to include transaction accounting, and autonomous entity adjustments to reflect the financial condition and results of operations as if SilverSun and SilverSun Holdings were each a separate stand-alone entity and as if the spin-off had occurred or become effective as of January 1, 2022, the beginning of SilverSun’s most recently completed fiscal year. The unaudited pro forma combined balance sheet has been prepared to give effect to the adjustments as though the spin-off had occurred as of December 31, 2022. The unaudited pro forma financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Special Note Regarding Forward-Looking Statements.”

The unaudited pro forma combined financial statements presented below have been derived from SilverSun’s historical audited financial statements included as Exhibits to this information statement and do not purport to represent what SilverSun Holdings’ financial position and results of operations would have been had the separation of SilverSun Holdings from SilverSun occurred on the dates indicated and are not necessarily indicative of SilverSun Holdings’ future financial position and future results of operations. In addition, the unaudited pro forma financial statements are provided for illustrative and informational purposes only. The pro forma adjustments are based on available information and assumptions that management believes are reasonable; however, such adjustments are subject to change.

Our unaudited pro forma financial statements have been prepared to reflect transaction accounting, and autonomous entity adjustments as if SilverSun and SilverSun Holdings were each a separate stand-alone and publicly traded entity.

Transactions accounting adjustments that reflect the effects of SilverSun Holdings legal separation from SilverSun include:

●	The contribution by SilverSun of the companies that comprise SWK Technologies, Inc. and Secure Cloud Services, Inc. and the retention by SilverSun of certain specified assets and liabilities reflected in SilverSun’s historical financial statements

●	Cash received

●	Dividend payment

●	One-time transaction costs related to this transaction

●	The tax impact related to this transaction

●	Elimination of Critical Cyber Defense Corp.

UNAUDITED SILVERSUN TECHNOLOGIES HOLDINGS, INC. AND
SUBSIDIARIES PRO FORMA BALANCE SHEET

	As of December 31, 2022
	Historical	Adjustments	Notes	Pro Forma
Assets
Current assets:
Cash	8,008,633	115,556	(1)(2)(4)(6)(7)(8)(9)	8,124,189
Accounts receivable	2,232,960	(9,596)	(8)	2,223,364
Unbilled services	367,165	-		367,165
Deferred charges	1,516,895	(1,516,895)	(3)	-
Other current assets	1,573,615	-		1,573,615
Total Current assets	13,699,268	(1,410,935)		12,288,333

Property and equipment, net	711,314	-		711,314
Operating lease right-of-use assets	328,562	-		328,562
Intangible assets, net	4,265,353	-		4,265,353
Goodwill	1,139,952	-		1,139,952
Deferred tax asset	1,106,065	(95,850)	(5)	1,010,215
Deposits & other assets	187,553	-		187,553
Total other assets	7,738,799	-		7,642,949
Total assets	21,438,067	(1,506,785)		19,931,282

Liabilities and stockholders’ equity
Accounts payable	3,272,555	(745,144)	(4)(8)	2,527,411
Accrued liabilities	2,432,703	-		2,432,703
Accrued Interest	23,757	-		23,757
Income tax payable	-	-	(5)(7)	-
Long-term debt - current portion	680,146	-		680,146
Long-term debt - related party - current portion	103,333	-		103,333
Current portion of financial lease obligations	214,990	-		214,990
Current operating lease (right of use asset)	268,345	-		268,345
Deferred revenue	3,757,090	-		3,757,090
Total Current liabilities	10,752,919	(745,144)		10,007,775

Long term debt net of current portion	671,014	-		671,014
Long term debt - related party - net of current portion	-	-		-
Finance lease obligations net of current portion	401,453	-		401,453
Operating lease liabilities net of current portion	60,217	-		60,217
Total liabilities	11,885,603	(745,144)		11,140,459

Stockholders’ equity:
Preferred stock;	-	-
Series A Preferred stock	-	-
Common stock and additional Paid-in capital	10,429,054	(836,814)	(1)(2)(3)(5)(6)(8)(9)	9,592,240
Accumulated deficit	(876,590)	75,173	(8)	(801,417)
Total stockholders’ equity	9,552,464	(761,641)		8,790,823
Total liabilities and stockholders’ equity	21,438,067	(1,506,785)		19,931,282

Note 1: Reflect cash received from Rhodium pursuant to merger agreement in the amount of $10,000,000.

Note 2: Reflects payment of dividend in the amount of up to $8,500,000.

Note 3: Reflects the charge from deferred charges to additional Paid-in capital for transaction costs of $1,516,895.

Note 4: Reflects payment of remaining transaction costs of $744,000 in accounts payable

Note 5: To record estimated liability for taxes as a result of taxable gain on this transaction of $1,247,373 ($1,343,223 less $95,850 (NOL)).

Note 6: Payment from Rhodium to offset part of taxes associated with gain on the transaction in the amount of $1,000,000.

Note 7: Payment of tax liability of $1,336,743

Note 8: Elimination of Critical Cyber Defense Corp.

Note 9: Payment of additional transaction costs of $364,000.

UNAUDITED SILVERSUN TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

PRO FORMA STATEMENTS OF OPERATIONS

	Historical and Pro Forma
	For the Years Ended
	December 31, 2022	December 31, 2021
Revenues:
Software product, net	$11,781,362	$7,863,387
Service, net	33,203,914	33,837,993
Total revenues, net	44,985,276	41,701,380

Cost of revenues:
Product	7,077,804	4,575,386
Service	19,946,736	19,917,936
Total cost of revenues	27,024,540	24,493,322

Gross profit	17,960,736	17,208,058

Operating expenses:
Selling and marketing expenses	7,745,265	6,719 909
General and administrative expenses	9,471,625	9,402 259
Share-based compensation expenses	180,260	441 310
Depreciation and amortization expenses	948,965	875 566
Total selling, general and administrative expenses	18,346,115	17,439,044

Loss from operations	(385,379)	(230,986)

Other income (expense)
Interest expense, net	(89,024)	(46,802)
Gain on bargain purchase	-	71,359
Gain on sale of product line	-	250,000
Total other income (expense), net	(89,024)	274,557

(Loss) income before taxes	(474,403)	43,571

Benefit (provision) for income taxes	192,184	(174,005)
(Net loss)	$(282,219)	$(134,434)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As explained above, unless otherwise indicated, the terms ““we,” “us,” “our,” “our Company,” “the Company,” “SilverSun Holdings” refer to SilverSun Holdings, Inc., together with its consolidated subsidiaries. The following discussion and analysis of the Company’s financial condition and results of operations should be read together with the Company’s financial statements and related notes appearing elsewhere in this information statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this information statement, including information with respect to the Company’s plans and strategy for the Company’s business and related financing, includes forward-looking statements involving risks and uncertainties and should be read together with the “Risk Factors” and “Cautionary Note Regarding Forwarding- Looking Statements” sections of this information statement. Such risks and uncertainties could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Except as otherwise indicated or unless the context otherwise requires, the information included in this Management’s Discussion and Analysis of Financial Condition and results of Operations about SilverSun Holdings assumes the completion of all of the transactions referred to in this information statement in connection with the Separation and Distribution and as if SilverSun Holdings held the business application, technology and consulting businesses of SWK and SCS during all periods described.

Overview

SilverSun Holdings is engaged in providing transformational business management applications and technologies and professional consulting services to small and medium size companies, primarily in the manufacturing, distribution and service industries.

SilverSun Holdings is executing a multi-pronged business strategy centered on cloud-based products, services, recurring revenue, customer retention and on rapidly increasing the size of our installed customer base. The growth of SilverSun Holdings’ customer base is accomplished via both its traditional marketing programs and acquisitions. After a customer is secured, SilverSun Holdings’’ strategy is to up-sell and cross-sell, providing the customer with advanced technologies and third-party add-ons that help them digitally transform their business. These add-on products could include application hosting, cybersecurity, warehouse management, human capital management, payment automation, sales tax compliance or any number of other products or services that SilverSun Holdings represents. Many of these incremental products and services are billed on a subscription basis, often paying monthly for the service, which increases SilverSun Holdings’ monthly recurring revenue. This strategy increases the average revenue per customer, which facilitates SilverSun Holdings’ continued growth, and reduces its cost of customer acquisition, which enhances SilverSun Holdings’ profitability profile.

SilverSun Holdings’ core strength is rooted in its ability to discover and identify the driving forces of change that are affecting — or will affect — businesses in a wide range of industries. SilverSun Holdings invests valuable time and resources to fully understand how technology is transforming the business management landscape and what current or emerging innovations are deserving of a clients’ attention. By leveraging this knowledge and foresight, SilverSun Holdings’ growing list of clients are empowered with the means to more effectively manage their businesses; to capitalize on real-time insight drawn from their data resources; and to materially profit from enhanced operational functionality, process flexibility and expedited process execution.

SilverSun Holdings is a business application, technology and consulting company providing strategies and solutions to meet its clients’ information, technology and business management needs. SilverSun Holdings’ services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the cloud. As a value-added reseller of business application software, SilverSun Holdings offers solutions for accounting and business management, financial reporting, Enterprise Resource Planning, Human Capital Management, Warehouse Management Systems, Customer Relationship Management, and Business Intelligence. Additionally, SilverSun Holdings has its own development staff building software solutions for various ERP enhancements. SilverSun Holdings’ value-added services focus on consulting and professional services, specialized programming, training, and technical support. SilverSun Holdings has a dedicated Information Technology network services practice that provides managed services, Infrastructure-as-a-Service, cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. SilverSun Holdings’ customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Arizona, Connecticut, Southern California, North Carolina, Washington, Oregon and Illinois.

SilverSun Holdings’ core business is divided into the following practice areas:

ERP (Enterprise Resource Management) and Accounting Software)

SilverSun Holdings is a value-added reseller for a number of industry-leading ERP applications. SilverSun Holdings is a Sage Software Authorized Business Partner and Sage Certified Gold Development Partner. SilverSun Holdings believes it is among the largest Sage partners in North America, with a sales and implementation presence complemented by a scalable software development practice for customizations and enhancements. Due to the growing demand for cloud-based ERP solutions, SilverSun Holdings also has in its ERP portfolio Acumatica, a browser-based ERP solution that can be offered on premise, in the public cloud, or in a private cloud. SilverSun Holdings has recently added Sage Intacct, a cloud-based solution for core financials to its offerings of cloud-based solutions. SilverSun Holdings develops and resells a variety of add-on solutions to all of its ERP and accounting packages that help customize the installation to its customers’ needs and streamline their operations.

Value-Added Services for ERP

SilverSun Holdings goes beyond simply reselling software packages; it has a consulting and professional services organization that manages the process as it moves from the sales stage into implementation, go-live, and production. SilverSun Holdings works inside its customers’ organizations to ensure all software and IT solutions are enhancing their business needs. A significant portion of SilverSun Holdings’ services revenue comes from continuing to work with existing customers as their business needs change, upgrading from one version of software to another, or providing additional software solutions to help them manage their business and grow their revenue. SilverSun Holdings has a dedicated help desk team that fields hundreds of calls every week. SilverSun Holdings’ custom programming department builds specialized software packages as well as “off the shelf” enhancements and time and billing software.

IT Managed Network Services and Business Consulting

SilverSun Holdings provides comprehensive IT managed services, Infrastructure-as-a-Service, cybersecurity, business continuity, disaster recovery, data back-up, network maintenance and service upgrades designed to eliminate the IT concerns of its customers. SilverSun Holdings is a Microsoft Solutions Provider. Its staff includes engineers who maintain certifications from Microsoft and Sage Software. They are Microsoft Certified Systems Engineers and Microsoft Certified Professionals, and they provide a host of services for SilverSun Holdings clients, including remote network monitoring, server implementation, support and assistance, operation and maintenance of large central systems, technical design of network infrastructure, technical troubleshooting for large scale problems, network and server security, data backup, archiving, and storage of data from servers. There are numerous competitors, both larger and smaller, nationally and locally, with whom SilverSun Holdings competes in this market.

Application Hosting

Application hosting is a type of SaaS (Software-as-a-Service) hosting solution that allows applications to be available from a remote cloud infrastructure and to be accessed by users through the internet.

Results of Operations for the Years Ended December 31, 2022 and 2021.

Revenues

Revenues for the year ended December 31, 2022 increased $3,283,896 (7.9%) to $ 44,985,276 as compared to $41,701,380 for the year ended December 31, 2021. This increase is mostly attributed to an increase in software sales, offset partially by a decrease in service revenues.

Software sales increased by $3,917,975 (49.8%) to $11,781,362 in 2022 from $7,863,387 in 2021. The increase is attributable to an increase in sales of cloud-based ERP software and increased sales of third-party solutions which add functionality to customer’s existing systems.

Service revenue decreased by $634,079 (1.9%) to $33,203,914 in 2022 from $33,837,993 in 2021. This decrease is mainly attributed to lower maintenance revenue as more customers migrate to cloud-based products, and lower consulting revenues as a result of customer delays on projects and the sale of a consulting practice in late 2021. Service revenue increased $2,817,672 (8.3%) excluding the X3 product line which was sold in 2021.

Gross Profit

Gross profit for the year ended December 31, 2022 increased $752,678 (4.4%) to $17,960,736, as compared to $17,208,058 for the year ended December 31, 2021. For the year ended December 31, 2022, the overall gross profit percentage was 39.9%, as compared to 41.3% for the year ended December 31, 2021.

The gross profit attributed to software sales increased $1,415,557 (43.1%) to $4,703,558 for 2022 from $3,288,001 in 2021, which is due mostly to the increased volume of software sold. For the year ended December 31, 2022, the gross profit percentage for software was 39.9%, as compared to 41.8 % for the year ended December 31, 2021. While revenues may decrease because of the shift to a subscription-based business model, our margins will, for the most part, not significantly change. The mix of products being sold by the Company changes from time to time which can cause the overall gross margin percentage to vary.

The gross profit attributed to services decreased $662,879 (4.8%) to $13,257,178 for 2022 from $13,920,057 in 2021. This decrease is mostly due to the gross profit loss associated with sale of a legacy consulting practice in November 2021. Excluding the effect of that practice in 2021, gross profit declined only $5,222 (0.0%) for the year ended December 31, 2022 as compared to the year ended December 31, 2021.

For the year ended December 31, 2022 the gross profit percentage for services was 39.9% as compared to 41.3% for the year ended December 31, 2021. This change in gross profit percentage is mostly due higher to costs associated with increasing pay and benefits to employees to retain and recruit their services and to address inflationary pressures in the overall economy, plus the training of new employees, who were hired to accommodate our growth, and who are not as yet as billable as our more experienced team.

Operating Expenses

Selling and marketing expenses increased $1,025,356 (15.3%) to $7,745,265 for the year ended December 31, 2022 as compared to $6,719,909 for the year ended December 31, 2021. This increase is primarily due to increased commissions as a result of the increase in software sales, higher travel and entertainment expenses associated with attendance with trade shows and conference as well as higher outside sales expenses.

General and administrative expenses increased $69,366 (0.7%) to $9,471,625 for the year ended December 31, 2022, as compared to $9,402,259 for the year ended December 31, 2021. This increase is a result of payroll and payroll-related expenses and departmental changes for various employees which involved moving their compensation between cost of revenues and administrative expenses as well as a lower rent, professional fees, license fees and credit card charges, mostly offset by higher recruitment costs, outside services fees, bad debt expense and excise taxes.

Share-based compensation decreased $261,050 to $180,260 for the year ended December 31, 2022 as compared to $441,310 for the year ended December 31, 2021. The decrease is primarily due to the issuance of stock options in 2021 that were expensed as these stock options were immediately vested.

Depreciation and amortization expense for the year ended December 31, 2021 was $948,965 as compared to $875,566 for the year ended December 31, 2021. This increase of $73,399 (8.4%) for the year ended December 31, 2022 is primarily due to the additional amortization of intangible assets related to the new acquisitions and increased depreciation related to equipment purchases over the last 12 months.

Loss Income from Operations

As a result of the above, the Company had a loss from operations of $385,379 for the year ended December 31, 2022, as compared to a loss from operations of $230,986 for the year ended December 31, 2021.

Other Income (Expense)

For the year ended December 31, 2022, other expense was $89,024 as compared to other income of $274,557 for the year ended December 31, 2021. The year ended December 31, 2021 includes the gain on the sale of a product line in the amount of $250,000 as well as a gain of a bargain purchase from an acquisition in the amount of $71,359 which did not occur in 2022.

(Loss) Income Before Taxes

As a result of the above, the Company had a loss before taxes of $474,403 for the year ended December 31, 2022 as compared to income before taxes in the amount of $43,571 for the year ended December 31, 2021.

Income Taxes

For the year ended December 31, 2022 the Company recorded tax benefit of $192,184, primarily as a result of the loss for the year.

For the year ended December 31, 2021, the Company recorded a tax provision of $178,005 primarily due to the non-cash share-based compensation, which is related to the issuance of stock options which are not tax deductible in the current year.

State provision requirements were calculated based on the estimated tax rate. The Federal effective rate is higher than the statutory rate primarily due to the non-cash share-based compensation related to the issuance of stock options which are not tax deductible.

Net (Loss) Income

As a result of the above, the Company generated a net loss of $282,219 for the year ended December 31, 2022 as compared to a net loss of $134,434 for the year ended December 31, 2021.

Liquidity and Capital Resources

The uncertainty on the economy continues to create uncertainty for the Company in the coming months and quarters. While our Company has not been significantly impacted because of this uncertainty nor from the impact of Covid-19, the potential negative impact on our business, in the future, is impossible to determine at this point, although it is likely that we could suffer negative consequences as many companies go out of business or decrease their technology spending. As such, we need to rely on our own limited resources to weather any economic downturn. Management will continue to monitor developments, explore various cost-cutting measures, and explore other sources of funding, but there is no guarantee we will be successful in doing so.

The Company currently has no line of credit or other credit facility with any lender.

We are currently seeking additional operating income opportunities through potential acquisitions or investments. Such acquisitions or investments may consume cash reserves or require additional cash or equity. Our working capital and additional funding requirements will depend upon numerous factors, including: (i) strategic acquisitions or investments; (ii) an increase in current company personnel; (iii) the level of resources that we devote to sales and marketing capabilities; (iv) technological advances; and (v) the activities of competitors.

In addition to developing new products, obtaining new customers and increasing sales to existing customers, management plans to increase its business and profitability by entering into collaboration agreements, buying assets, and acquiring companies in the business software and information technology consulting and other markets with solid revenue streams and established customer bases that generate positive cash flow. We continue to seek these opportunities.

At December 31, 2022, future payments of promissory notes are as follows over each of the next four fiscal years:

2023	$783,479
2024	360,093
2025	258,738
2026	52,183
Total	$1,454,493

During the year ended December 31, 2022, the Company had a net increase in cash of $1,194,516. The Company’s principal sources and uses of funds were as follows:

Cash provided by operating activities:

The Company provided $2,038,392 in cash for operating activities for the year ended December 31, 2022 as compared to providing $226,034 of cash from operating activities for the year ended December 31, 2021. This increase in cash provided by operations is primarily because of the increase in accounts payable and deferred revenues offset partially by the increase in deferred charges.

Cash used in investing activities:

Investing activities for the year ended December 31, 2022 used cash of $188,742 as compared to using $510,464 of cash for the year ended December 31, 2021. This decrease in cash used is due primarily to lower cash required to acquire businesses or assets as well as lower purchases of property and equipment. In addition, the Company received proceeds from a sale of a product line in 2021 which it did not receive in 2022.

Cash (used in) provided by financing activities

For the year ended December 31, 2022 financing activities used cash of $655,134 as compared to providing cash of $503,131 for the year ended December 31, 2021. The decrease in cash provided is attributed to the fact that the Company received no proceeds from the sale of common stock for the year ended December 31, 2022, whereas it received net proceeds from the sale of common stock under its Registration Statement on Form S-3 and the previously disclosed At Market Issuance Sales Agreement with a sales agent during the year ended December 31, 2021. The cash received from the sale of stock was offset mostly by the payment of a cash dividend in 2021.

The Company believes that as a result of the growth in business, and the funds on hand, it has adequate liquidity to fund its operating plans for at least the next twelve months, provided, however, that the Company cannot currently quantify the uncertainty related to the recent pandemic and the uncertainty of the economy and its effects on the business in the coming quarters. The belief that the Company has sufficient liquidity may be incorrect as the impact of Covid-19 becomes clearer over the coming months and quarters. The Company does not anticipate any major capital expenditures in the near future.

For the year ended December 31, 2022, inflation has impacted the Company’s profitability, as it has resulted in increased costs necessary to recruit and retain personnel. As the Company returns back to its pre-Covid marketing and trade show schedules, the higher costs of travel and meals will also have a negative impact on the Company’s profitability.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to bad debts, intangible assets, and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of certain assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

We have identified below the accounting policies, related to what we believe are most critical to our business operations and are discussed throughout Management’s Discussion and Analysis of Financial Condition or Plan of Operation where such policies affect our reported and expected financial results.

Revenue Recognition

The Company has elected the significant financing component practical expedient in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. In determining the transaction price, the Company does not adjust the promised amount of consideration for the effects of a significant financing component as the Company expects, at contract inception, that the period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Software product revenue is recognized when the product is delivered to the customer and the Company’s performance obligation is fulfilled.

Service revenue is recognized when the professional consulting, maintenance or other ancillary services are provided to the customer. Shipping and handling costs charged to customers are classified as revenue, and the shipping and handling costs incurred are included in cost of sales.

Accounts Receivable

Accounts receivable consist primarily of invoices for maintenance and professional services. Full payment for software ordered by customers is primarily due in advance of ordering from the software supplier. Payments for maintenance and support plan renewals are due before the beginning of the maintenance period. Terms under our professional service agreements are generally 50% due in advance and the balance on completion of the services.

The Company maintains an allowance for bad debt estimated by considering a number of factors, including the length of time the amounts are past due, the Company’s previous loss history and the customer’s current ability to pay its obligations. Accounts are written off against the allowance when deemed uncollectable.

Unbilled Services

The Company recognizes revenue on its professional services as those services are performed. Unbilled services represent the revenue recognized but not yet invoiced.

Definite Lived Intangible Assets and Long-Lived Assets

The values assigned to intangible assets were based on an independent valuation. Purchased intangible assets are amortized over the useful lives based on the estimate of the use of economic benefit of the asset using the straight-line amortization method.

The Company assesses potential impairment of its intangible assets and other long-lived assets when there is evidence that recent events or changes in circumstances have made recovery of an asset’s carrying value unlikely. Factors the Company considers important, which may cause impairment include, among others, significant changes in the manner of use of the acquired asset, negative industry or economic trends, and significant underperformance relative to historical or projected operating results.

Business Combinations

We account for business combinations under the acquisition method of accounting. This method requires the recording of acquired assets and assumed liabilities at their acquisition date fair values. The excess of the purchase price over the fair value of assets acquired and liabilities assumed is recorded as goodwill. Results of operations related to business combinations are included prospectively beginning with the date of acquisition and transaction costs related to business combinations are recorded within general and administrative expenses.

Income Taxes

The Company accounts for income taxes using the asset and liability method described in FASB ASC 740, “Income Taxes”. Deferred tax assets arise from a variety of sources, the most significant being: a) tax losses that can be carried forward to be utilized against profits in future years; b) expenses recognized for financial reporting purposes but disallowed in the tax return until the associated cash flow occurs; and c) valuation changes of assets which need to be tax effected for book purposes but are deductible only when the valuation change is realized.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating loss carryforwards. Based on ASU 2015-17, all deferred tax assets or liabilities are classified as long-term. Valuation allowances are established against deferred tax assets if it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates or laws is recognized in operations in the period that includes the enactment date.

The Company accounts for uncertainties in income taxes under ASC 740-10-50 which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10 requires that the Company determine whether the benefits of its tax positions are more-likely-than-not of being sustained upon audit based on the technical merits of the tax position. The Company recognizes the impact of an uncertain income tax position taken on its income tax return at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority.

The Company has federal net operating loss (“NOL”) carryforwards which are subject to limitations under Section 382 of the Internal Revenue Code.

The Company files income tax returns in the U.S. federal and state jurisdictions. Tax years 2019 to 2022 remain open to examination for both the U.S. federal and state jurisdictions.

Despite the Company’s belief that its tax return positions are consistent with applicable tax laws, one or more positions may be challenged by taxing authorities. Settlement of any challenge can result in no change, a complete disallowance, or some partial adjustment reached through negotiations or litigation. Interest and penalties related to income tax matters, if applicable, will be recognized as income tax expense. There were no liabilities for uncertain tax positions at December 31, 2022 and 2021. During the years ended December 31, 2022 and 2021 the Company did not incur any expense related to interest or penalties for income tax matters, and no such amounts were accrued as of December 31, 2022 and 2021.

Off Balance Sheet Arrangements

During fiscal 2022, we did not engage in any material off-balance sheet activities or have any relationships or arrangements with unconsolidated entities established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities, nor do we have any commitment or intent to provide additional funding to any such entities.

BUSINESS

The Company is engaged in providing transformational business management applications and technologies and professional consulting services to small and medium size companies, primarily in the manufacturing, distribution and service industries.

The Company executes a multi-pronged business strategy centered on cloud-based products, services, recurring revenue, customer retention and on rapidly increasing the size of its installed customer base. The growth of the Company’s customer base is accomplished via both traditional marketing programs and acquisitions. After a customer is secured, the Company’s strategy is to up-sell and cross-sell, providing the customer with advanced technologies and third-party add-ons that help them digitally transform their business. These add-on products could include application hosting, cybersecurity, warehouse management, human capital management, payment automation, sales tax compliance or any number of other products or services that we represent. Many of these incremental products and services are billed on a subscription basis, often paying monthly for the service, which increases the Company’s monthly recurring revenue. This strategy increases the average revenue per customer, which facilitates the Company’s continued growth, and reduces its cost of customer acquisition, which enhances the Company’s profitability profile.

As a business application, technology and consulting company, SilverSun Holdings provides strategies and solutions to meet its clients’ information, technology and business management needs. SilverSun Holdings’ services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the cloud. As a value-added reseller of business application software, SilverSun Holdings offers solutions for accounting and business management, financial reporting, Enterprise Resource Planning, Human Capital Management, Warehouse Management Systems, Customer Relationship Management, and Business Intelligence. Additionally, SilverSun Holdings has its own development staff building software solutions for various ERP enhancements. SilverSun Holdings’ value-added services focus on consulting and professional services, specialized programming, training, and technical support. SilverSun Holdings has a dedicated Information Technology network services practice that provides managed services, cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. SilverSun Holdings’ customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Arizona, Connecticut, Southern California, North Carolina, Washington, Oregon and Illinois.

SilverSun Holdings’ core business is divided into the following practice areas:

ERP (Enterprise Resource Management) and Accounting Software).

SilverSun Holdings, through its wholly owned subsidiary SWK, is a value-added reseller for a number of industry-leading ERP applications. SilverSun Holdings is a Sage Software Authorized Business Partner and Sage Certified Gold Development Partner. SilverSun Holdings believes it is among the largest Sage partners in North America, with a sales and implementation presence complemented by a scalable software development practice for customizations and enhancements. Due to the growing demand for cloud-based ERP solutions, SilverSun Holdings also has in its ERP portfolio Acumatica, a browser-based ERP solution that can be offered on premise, in the public cloud, or in a private cloud. SilverSun Holdings develops and resells a variety of add-on solutions to all our ERP and accounting packages that help customize the installation to its customers’ needs and streamline their operations.

Value-Added Services for ERP.

SilverSun Holdings goes beyond simply reselling software packages; SilverSun Holdings has a consulting and professional services organization that manages the process as it moves from the sales stage into implementation, go live, and production. SilverSun Holdings works inside our customers’ organizations to ensure all software and IT solutions are enhancing their business needs. A significant portion of our services revenue comes from continuing to work with existing customers as their business needs change, upgrading from one version of software to another, or providing additional software solutions to help them manage their business and grow their revenue. SilverSun Holdings has a dedicated help desk team that fields hundreds of calls every week. SilverSun Holdings’ custom programming department builds specialized software packages as well as “off the shelf” enhancements and time and billing software.

Arrangements with Principal Suppliers

SilverSun Holdings’ revenues are primarily derived from the resale of third-party vendor software products and services. These resales are made pursuant to channel sales agreements whereby SilverSun Holdings is granted authority to purchase and resell the vendor products and services. Under these agreements, SilverSun Holdings either resells software directly to its customers or act as a sales agent for various vendors and receive commissions for its sales efforts.

SilverSun Holdings, through SWK, is required to enter into an annual Channel Partner Agreement with Sage Software whereby Sage Software appoints SilverSun Holdings as a non-exclusive partner to market, distribute, and support Sage 100, Sage 500, and Sage Intacct. The Channel Partner Agreement is for a one-year term, and automatically renews for an additional one-year term on the anniversary of the agreement’s effective date. These agreements authorize SilverSun Holdings to sell these software products to customers in the United States. There are no clauses in this agreement that limit or restrict the services that SilverSun Holdings can offer to customers. SilverSun Holdings also operates a Sage Software Authorized Training Center Agreement and is party to a Master Developers Program License Agreement.

For the years ended December 31, 2022 and 2021, purchases from Sage Software were approximately 15% and 13% respectively. Generally, SilverSun Holdings does not rely on any one specific supplier for all its purchases and maintains relationships with other suppliers that could replace its existing supplier should the need arise.

Network and Managed Services.

SilverSun Holdings provides comprehensive IT network and managed services designed to eliminate the IT concerns of its customers. Businesses can focus on their core strengths rather than technology issues. SilverSun Holdings adapts its solutions for virtually any type of business, from large national product and service providers, to small businesses with local customers. SilverSun Holdings’ business continuity services provide automatic on-site and off-site backups, complete encryption, and automatic failure testing. SilverSun Holdings also provides application hosting, IT consulting and managed network services. SilverSun Holdings’ focus in the network and managed services practice is to emphasize industry verticals in order to demonstrate our ability to better understand our customers’ needs.

Customers

SilverSun Holdings markets its products primarily throughout North America. For the years ended December 31, 2022 and 2021, the top ten customers accounted for 7% ($3,147,258) and 9% ($3,644,319) , respectively, of total revenues. Generally, SilverSun Holdings does not rely on any one specific customer for any significant portion of its revenue base. No single customer accounted for ten percent or more of SilverSun Holdings’ consolidated revenues base. SilverSun Holdings’ customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Arizona, Southern California, North Carolina, Washington, Oregon and Illinois.

Intellectual Property

SilverSun Holdings regards its technology and other proprietary rights as essential to its business. SilverSun Holdings relies on copyright, trade secret, confidentiality procedures, contract provisions, and trademark law to protect its technology and intellectual property. SilverSun Holdings has also entered into confidentiality agreements with our consultants and corporate partners and intend to control access to, and distribution of its products, documentation, and other proprietary information.

Research and Product Development

SilverSun Holdings is continually looking to improve and develop new products. SilverSun Holdings’ product initiatives include various new product offerings, which are either extensions of existing products or newly conceptualized product offerings. SilverSun Holdings uses a dual-shore development approach to keep product development costs at a minimum. All its product development is led by U.S. based employees. The project leaders are technical resources who are involved in developing technical specifications, design decisions, usability testing, and transferring the project knowledge to SilverSun Holdings’ offshore development team.

Competition

SilverSun Holdings’ markets are highly fragmented, and the business is characterized by a large number of participants, including several large companies, as well significant number of small, privately-held, local competitors. A significant portion of SilverSun Holdings’ revenue is currently derived from requests for proposals and price is often an important factor in awarding such agreements. Accordingly, SilverSun Holdings’ competitors may underbid SilverSun if they elect to price their services aggressively to procure such business. SilverSun Holdings’ competitors may also develop the expertise, experience and resources to provide services that are equal or superior in both price and quality to SilverSun Holdings’ services, and SilverSun Holdings may not be able to enhance its competitive position. The principal competitive factors for SilverSun Holdings’ professional services include geographic presence, breadth of service offerings, technical skills, quality of service and industry reputation. SilverSun Holdings believes it competes favorably with its competitors on the basis of these factors.

Employees

As of February 6, 2023, SilverSun Holdings had approximately 172 full time employees with 45 of our employees engaged in sales and marketing activities, 97 employees are engaged in service fulfillment, and 30 employees performing administrative functions. SilverSun Holdings’ future success depends in significant part upon the continued services of its key sales, technical, and senior management personnel and its ability to attract and retain highly qualified sales, technical, and managerial personnel. None of SilverSun Holdings’ employees are represented by a collective bargaining agreement and SilverSun has never experienced a work stoppage.

Additional Information

Following the Distribution, SilverSun Holdings’ website address will be SilverSuntech.com. SilverSun does not intend its website address to be an active link or to otherwise incorporate by reference the contents of the website into this information statement. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Industry Overview

As a value-added reseller of business application software, we offer solutions for accounting and business management, financial reporting, managed services, ERP, HCM, WMS, CRM, and BI. Additionally, we have our own development staff building software solutions for various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. The majority of our customers are small and medium businesses.

Organic Growth

Our organic growth strategy is to increase our market penetration and client retention through the upgrade of, and expanded sales efforts with our existing products and managed services and development of new and enhanced software and technology solutions. Our client retention is sustained by our providing responsive, ongoing software and technical support and monitoring and maintenance services for both the solutions we sell, and other client technology needs we provide.

Repeat business from our existing customer base has been key to our success and we expect it will continue to play a vital role in our growth. We focus on nurturing long-standing relationships with existing customers while also establishing relationships with new customers.

Enterprise Resource Planning Software Strategy

Our ERP software strategy is focused on serving the needs of our expansive installed base of customers for our Sage 100, Sage 500 , and Sage BusinessWorks practices, while rapidly growing the number of customers using Sage Intacct and Acumatica. We currently have approximately 5,000 active ERP customers using one of these five solutions, including customers using certain add-on support products to these solutions. In the past, we had focused primarily on on-premise mid-market Sage Software solutions, but in the past few years, we have focused on cloud ERP solutions. This has allowed us to increase our average deal size and to keep pace with the changing trends that we see in the industry.

Geographic Expansion

Generally, our technology offerings require some on-premise implementation and support. When we expand into new geographic territories, we prefer to find qualified personnel in an area to augment our current staff of consultants to service our business. The need for hands-on implementation and support may also require investment in additional physical offices and other overhead. We believe our approach is conservative.

We may accelerate expansion if we find complementary businesses that we are able to acquire in other regions. Our marketing efforts to expand into new territories have included attendance at trade shows in addition to personal contact.

Leadership

For information regarding Company’s management and leadership team, see below under “Management” in this information statement.

Business Strategy

Overview

Our strategy is to grow our business through a combination of intra-company growth of our software applications, technology solutions and managed services, as well as expansion through acquisitions. We have established a national presence via our internal marketing, sales programs, and acquisitions and now have ERP customers throughout most of the United States.

Managed Services Strategy

The IT Managed Services market is broadly segmented by types of services, for example, managed datacenter, managed network, managed mobility, managed infrastructure, managed communications, managed information, managed security and other managed services. In addition, the market is segmented by market verticals, such as public sector, banking, financial services and insurance, education, retail, contact centers and service industries, high tech and telecommunications, healthcare and pharmaceuticals, travel and logistics, manufacturing, energy and utilities among others.

The recent trend in the industry shows that there is a high demand for managed services across every industry vertical. The implementation of managed services can reduce IT costs by 30% to 40% in such enterprises. This enables organizations to have flexibility and technical advantage. Enterprises having their services outsourced look forward to risk sharing and to reduce their IT costs and IT commitments, so that they can concentrate on their core competencies.

Organizations implementing managed services have reported almost a 50% to 60% increase in the operational efficiency of their outsourced processes. Enterprises have accepted outsourcing services as a means to enable them to reduce their capital expenditure (CapEx) and free up internal sources. Newer managed services that penetrate almost all the industry domains, along with aggressive pricing in services, are being offered. This results in an increase in the overall revenues of the managed services market. It is observed that there is an increase in outsourcing of wireless, communications, mobility, and other value-added services, such as content and e-commerce facilities. With increasing technological advancements and the cost challenges associated with having the IT services in-house, we believe the future seems optimistic for managed services providers.

Our strategy is to continue to expand our product offerings to the small and medium sized business marketplace, and to increase our scale and capabilities via acquisition throughout the United States, but initially in those regions where we currently have existing offices.

Potential Competitive Strengths

●	Independent Software Vendor. As an independent software vendor we have published integrations between ERPs and third-party products which differentiates us from other business application providers because, as a value-added reseller of the ERPs that our proprietary products integrate with, we have specific software solution expertise in the ERPs we resell, which ensures that our products tightly integrate with the ERPs. We own the intellectual property related to these integrations and sell the solutions both directly and through other software resellers within the Sage network.

●	Sage Certified Gold Development Partner. As a Sage Certified Gold Development Partner, we are licensed to customize the source code of the Sage ERPs. Very few resellers are master developers, and in fact, we provide custom programming services for many other resellers. We have full-time programmers on staff, which provides us with a depth and breadth of expertise that we believe very few competitors can match.

●	Ability to Recruit, Manage and Retain Quality Personnel. We have a track record of recruiting, managing and retaining skilled labor and our ability to do so represents an important advantage in an industry in which a shortage of skilled labor is often a key limitation for both clients and competitors alike. We recruit skilled labor from competitors and from amongst end users with experience using the various products we sell, whom we then train as consultants. We believe our ability to hire, manage and maintain skilled labor gives us an edge over our competitors as we continue to grow.

●	Combination of Hardware/Software Expertise. Many competitors have software solution expertise. Others have network/hardware expertise. We believe we are among the very few organizations with an expertise in both software and hardware, affording us the opportunity to provide turnkey solutions for our customers without the need to bring in additional vendors on a project.

●	Technical Expertise. Our geographical reach and substantial technical capabilities afford our clients the ability to customize and tailor solutions to satisfy all of their business needs.

Growth Strategy

General

Our strategy is to grow our business through a combination of intra-company growth of our software applications, technology solutions and managed services, as well as expansion through acquisitions. We have established a national presence via our internal marketing, sales programs, and acquisitions and now have ERP customers throughout most of the United States.

Intra-Company Growth

Our intra-company growth strategy is to increase our market penetration and client retention through the upgrade of, and expanded sales efforts with our existing products and managed services and development of new and enhanced software and technology solutions. Our client retention is sustained by our providing responsive, ongoing software and technical support and monitoring and maintenance services for both the solutions we sell and other client technology needs we provide.

Repeat business from our existing customer base has been key to our success and we expect it will continue to play a vital role in our growth. We focus on nurturing long-standing relationships with existing customers while also establishing relationships with new customers.

Information Systems

Our information systems utilize leading software enterprise resource platforms, including procurement, inventory management, receivables management, and accounting.

Acquisitions

The markets in which we provide our services are occupied by a large number of competitors, many substantially larger than us, and with significantly greater resources and geographic reach. We believe that to remain competitive, we need to take advantage of acquisition opportunities that arise which may help us achieve greater geographic presence and economies both within our existing footprint and expanded territories. We may also utilize acquisitions, whenever appropriate, to expand our technological capabilities and product offerings. We focus on acquisitions that are profitable and fit seamlessly with our existing operations.

We believe our markets contain a number of attractive acquisition candidates. We foresee expanding through acquisitions of one or more of the following types of software and technology organizations:

Managed Service Providers (“MSPs”). MSPs provide their small and medium-sized business clients with a suite of services, which may include 24/7/365 remote monitoring of networks, disaster recovery, business continuity, data back-up, cyber-security and the like. There are hundreds of providers of such services in the U.S., most with annual recurring revenue of less than $10 million. We believe that we may be able to consolidate a number of these MSPs with our existing operation in an effort to become one of the more significant providers of these services in the U.S.

Independent Software Vendors (“ISVs”). ISVs are publishers of both stand-alone software solutions and integrations that integrate with other third-party products. Our interest lies with ISVs selling into the small and medium-sized business marketplace, providing applications addressing e-commerce, mobility, security, and other functionalities. Since we have expertise in both selling directly to end-users and selling through a sales channel, we believe we can significantly enhance the sales volume of any potential acquisition via our existing infrastructure, our sales channel, and our internal marketing programs. There are many ISVs in North America, constituting a large and significant target base for our acquisition efforts.

Value-Added Resellers (“VARs”) of ERP, Human Capital Management (“HCM”), Warehouse Management Systems (“WMS”), CRM and BI Software. VAR’s gross margins are a function of the sales volume they provide a publisher in a twelve-month period, and we are currently operating at the highest margins. Smaller resellers who sell less and operate at significantly lower margins, are at a competitive disadvantage to companies such as ours and are often amenable to creating a liquidity event for themselves by selling to larger organizations. We have benefitted from completing such acquisitions in a number of ways, including but not limited to: (i) garnering new customers to whom we can upsell and cross-sell our broad range of products and services; (ii) gaining technical resources that enhance our capabilities; and (iii) extending our geographic reach.

Our business strategy provides that we will examine the potential acquisition of businesses within and outside our industry. In determining a suitable acquisition candidate, we will carefully analyze a target’s potential to add to and complement our product mix, expand our existing revenue base, improve our margins, expand our geographic coverage, strengthen our management team, add technical resources and expertise, and, above all, improve stockholder returns. More specifically, we have identified the criteria listed below, by which we evaluate potential acquisition targets in an effort to gain the synergies necessary for successful growth of the Company:

●	Access to new customers and geographic markets;

●	Recurring revenue of the target;

●	Opportunity to gain operating leverage and increased profit margins;

●	Diversification of sales by customer and/or product;

●	Improvements in product/service offerings; and

●	Ability to attract public capital and increased investor interest.

We are unable to predict the nature, size or timing of any acquisition. We can give no assurance that we will reach agreement or procure the financial resources necessary to fund any acquisition, or that we will be able to successfully integrate or improve returns as a result of any such acquisition.

We continue to seek out and hold preliminary discussions with various acquisition candidates.

On April 1, 2021, SWK acquired certain assets of CT-Solution, Inc. (“CTS”), a leading Indianapolis-based reseller of Sage Software solutions. Over the last 20 years, CTS has implemented technology applications at prominent manufacturers, distributors, and professional service organizations throughout the Midwest.

On May 1, 2021, SWK acquired certain assets of PeopleSense, Inc. (“PSI”), a leading Chicago-based reseller of Sage Software’s human resource management solutions. Over the last 18 years, PSI has implemented HCM solutions to clientele spanning over half of the United States, Canada, Puerto Rico and the U.S. Virgin Islands.

On January 1, 2022, the Company entered into an Asset Purchase Agreement with Dynamic Tech Services, Inc (“DTS”), a Georgia corporation pursuant to which SWK acquired from DTS certain assets related to the component of DTS’s operations devoted to selling and supporting Acumatica Cloud Enterprise Resource Planning solutions.

On January 22, 2022, the Company entered into an agreement to acquire certain assets of NEO3, LLC (“NEO3”), an Ohio-based company related to its Sage 100 and Acumatica operations.

With the exception of the Rhodium transaction, we have not entered into any other recent agreements or understandings for any acquisitions that management deems material.

Enterprise Resource Planning Software Strategy

Our ERP software strategy is focused on serving the needs of our expansive installed base of customers for our Sage 100, Sage 500, and Sage BusinessWorks practices, while rapidly growing the number of customers using Sage Intacct and Acumatica. We currently have approximately 5,000 active ERP customers using one of these five solutions, including customers using certain add-on support products to these solutions. In the past we, have focused primarily on on-premise mid-market Sage Software solutions but in the past few years have focused on cloud ERP solutions. This has allowed us to increase our average deal size and to keep pace with the changing trends that we see in the industry.

Managed Services Strategy

The IT Managed Services market is broadly segmented by types of services, for example, managed datacenter, managed network, managed mobility, managed infrastructure, managed communications, managed information, managed security and other managed services. In addition, the market is segmented by market verticals, such as public sector, banking, financial services and insurance, education, retail, contact centers and service industries, high tech and telecommunications, healthcare and pharmaceuticals, travel and logistics, manufacturing, energy and utilities among others.

The recent trend in the industry shows that there is a high demand for managed services across every industry vertical. The implementation of managed services can reduce IT costs by 30% to 40% in such enterprises. This enables organizations to have flexibility and technical advantage. Enterprises having their services outsourced look forward to risk sharing and to reduce their IT costs and IT commitments, so that they can concentrate on their core competencies. Organizations implementing managed services have reported almost a 50% to 60% increase in the operational efficiency of their outsourced processes. Enterprises have accepted outsourcing services as a means to enable them to reduce their capital expenditures (CapEx) and free up internal sources. Newer managed services that penetrate almost all the industry domains, along with aggressive pricing in services, are being offered. This results in an increase in the overall revenues of the managed services market. It is observed that there is an increase in outsourcing of wireless, communications, mobility, and other value-added services, such as content and e-commerce facilities. With increasing technological advancements and the cost challenges associated with having the IT services in-house, we believe the future seems optimistic for managed services providers.

Our strategy is to continue to expand our product offerings to the small and medium sized business marketplace, and to increase our scale and capabilities via acquisition throughout the United States, but initially in those regions where we currently have existing offices.

Geographic Expansion

Generally, our technology offerings require some on-premise implementation and support. When we expand into new geographic territories, we prefer to find qualified personnel in an area to augment our current staff of consultants to service our business. The need for hands-on implementation and support may also require investment in additional physical offices and other overhead. We believe our approach is conservative.

We may accelerate expansion if we find complementary businesses that we are able to acquire in other regions. Our marketing efforts to expand into new territories have included attendance at trade shows in addition to personal contact.

Seasonality

Our business is not seasonal and there are not large fluctuations with our operations between quarterly revenues based on the time of year.

Government Regulation

Like other manufacturers and distributors of consumer products, we are required to comply with a wide variety of federal, state, and international laws, rules, and regulations, including those related to consumer products and consumer protection, advertising and marketing, labor and employment, data protection and privacy, intellectual property, workplace health and safety, the environment, the import and export of products, and tax matters. Our failure to comply with applicable federal, state, and international laws, rules, and regulations may result in our being subject to claims, lawsuits, fines, and adverse publicity that could have a material adverse effect on our business, operating results, and financial condition. These laws, rules, and regulations currently impose significant compliance requirements on our business, and more restrictive laws rules, and regulations may be adopted in the future. In the future, it is possible that NFTs become subject to regulation similar to the way in which securities are regulated. In the event NFTs become subject to regulation, the Company fully intends to comply with any such regulations.

Backlog

We currently do not have a material backlog of orders. Backlog consists of orders for which purchase orders have been received and which are generally scheduled for shipment within six months or subject to capacity constraints, including lack of available product.

We currently do not have a material backlog of orders. Backlog consists of orders for which purchase orders have been received and which are generally scheduled for shipment within six months or subject to capacity constraints, including lack of available product.

Our Products and Services

Enterprise Resource Planning Software

Substantially all our initial sales of ERP financial accounting solutions consist of pre-packaged software and associated services to customers in the United States.

The Company resells ERP software published by Sage Software, Acumatica and other providers for the financial accounting requirements of small and medium-sized businesses focused on manufacturing and distribution, and the delivery of related services from the sales of these products, including installation, support and training. The programs perform and support a wide variety of functions related to accounting, including financial reporting, accounts payable and accounts receivable, and inventory management.

We provide a variety of services along with our financial accounting software sales to assist our customers in maximizing the benefits from these software applications. These services include training, technical support, and professional services. We employ consultants and instructors and have specific training in the topics they are teaching. We can also provide on-site training services that are highly tailored to meet the needs of a particular customer.

We provide end-user technical support services through our support/help desk. Our product and technology consultants assist customers calling with questions about product features, functions, usability issues, and configurations. The support/help desk offers services in a variety of ways, including prepaid services, time and materials billed as utilized and annual support contracts. Customers can communicate with the support/help desk through e-mail, telephone, and fax channels. Standard support/help desk services are offered during normal business hours five (5) days per week.

Warehouse Management Systems

We are resellers of Warehouse Management System (“WMS”) software. The primary purpose of a WMS is to control the movement and storage of materials within an operation and process the associated transactions. Directed picking, directed replenishment, and directed put-away are the key to WMS. The detailed setup and processing within a WMS can vary significantly from one software vendor to another. However, the basic WMS will use a combination of item, location, quantity, unit of measure, and order information to determine where to stock, where to pick, and in what sequence to perform these operations.

The WMS software improves accuracy and efficiency, streamlines materials handling, meets retail compliance requirements, and refines inventory control. Most WMS solutions also work as part of a complete operational solution by integrating seamlessly with radio frequency hardware, accounting software, shipping systems and warehouse automation equipment.

We market WMS to our existing and new medium-sized business customers.

IT Managed Network Services and Business Consulting

We provide IT managed services, cybersecurity, business continuity, disaster recovery, data back-up, network maintenance and service upgrades for our business clients. We are a Microsoft Solutions Provider. Our staff includes engineers who maintain certifications from Microsoft and Sage Software. They are Microsoft Certified Systems Engineers and Microsoft Certified Professionals, and they provide a host of services for our clients, including remote network monitoring, server implementation, support and assistance, operation and maintenance of large central systems, technical design of network infrastructure, technical troubleshooting for large scale problems, network and server security, and backup, archiving, and storage of data from servers. There are numerous competitors, both larger and smaller, nationally and locally, with whom we compete in this market.

Application Hosting

We provide hosting services to customers located throughout the country within our own data centers.

Product Development

We are continually looking to improve and develop new products. Our product initiatives include various new product offerings, which generally are extensions of existing products. We are using a dual-shore development approach to keep product development costs at a minimum. All our product development is led by U.S. based employees. The project leaders are technical resources who are involved in developing technical specifications, design decisions, usability testing, and transferring the project knowledge to our offshore development team. Several times per week, the product development leadership team meets with our project leaders and development teams to discuss project status, development obstacles, and project timelines.

Properties

On March 1, 2017, the Company entered into a new operating lease agreement for its main office located at 120 Eagle Rock Avenue, East Hanover, NJ 07936. The main office premises consist of 5,129 square feet of office space at a monthly rent starting at $8,762 and escalating to $10,044 per month by the end of the term April 30, 2024.

On October 24, 2017 the Company entered into a lease for $3,584 per month for one year beginning November 1, 2018 for the additional space at 120 Eagle Rock Ave (suite 302). It was subsequently extended on February 1, 2020 for five years starting while extending the rental space to 3,516 square feet at $6,153 per month and escalating to $ 6,886 per month by the end of the term. The Company terminated this lease September 30, 2021.

The Company leased 3,422 square feet of office space in Greensboro, NC with a monthly rent of $4,182 a month. The lease expired February 28, 2017 and was extended after reducing the rental space to 2,267 square feet at a monthly rent of $2,765 per month. The extension expired February 28, 2020 and was renewed for a term of three years at a rate of $3,022 per month.

The Company leases 6,115 square feet of office space in Thorofare, NJ starting at $4,591 per month and escalating to $5,168 per month by the end of the term February 28, 2022. The lease was not renewed.

The Company leases office space in Chicago, IL with a monthly rent of $582. The lease expired May 31, 2020. This has been renewed for two years expiring May 31, 2022 at rate of $655 per month. The lease was not renewed.

The Company leases office space in Sisters, OR with a monthly rent of $720. The lease expired on November 30, 2019 and is being rented on a month to month basis.

The Company leases 1,107 square feet of office space in San Diego, CA with a monthly rent of $4,184 escalating to $4,461 per month at the end of the lease term, February 28, 2021. The Company extended this lease for one month, ending March 31, 2021, for $4,461 for the one month. This lease was not renewed.

On February 25, 2019, the Company signed a lease for 1,180 square feet of office space in Lisle, IL. The lease begins April 1, 2019 with a monthly rent of $1,942 escalating to $2,040 by the end of the lease term March 31, 2022. This lease was not renewed.

The Company leases 2,105 square feet of office space in Phoenix, AZ starting at $1,271 and escalating to $2,982 per month by the end of the term September 30, 2020. On June 25, 2020, the Company signed an extension to a lease for 2,105 square feet of space in Phoenix, Arizona. The lease begins October 1, 2020 and terminates September 30, 2023 with a monthly rent of $3,026 escalating to $3,201 per month in the third year.

The Company leases office space in Burr Ridge, IL starting at $2,849 per month and escalating to $2,929 per month by the end of the term which ends July 30, 2022. The Company requested and received early termination and, as such, the lease expired March 31, 2022.

The Company leases office space in Syracuse, NY, at a monthly rent of $2,300. The lease expired on May 31, 2018 and was subsequently extended for a three-year term commencing June 1, 2018 and ending May 31, 2021. This lease was not renewed.

Our leased space is utilized for office purposes and it us our belief that the space is adequate for our immediate needs. Additional space may be required as we expand our business activities. We do not foresee any significant difficulties in obtaining additional facilities if deemed necessary.

Legal Proceedings

During the normal course of its business, the Company may be subject to occasional legal proceedings and claims. There are currently no legal proceedings or claims asserted against the Company or its subsidiaries.

MANAGEMENT

Directors and Executive Officers following the Separation

The following table sets forth information regarding individuals who are expected to serve as our executive officers and directors, including their positions, after the Distribution. All of these individuals currently serve as executive officers and directors of SilverSun in the same capacities they will serve in for us. After the Separation, none of our executive officers and directors will be executive officers or directors of SilverSun.

Name	Age	Position

Mark Meller	63	Chairman, President, Chief Executive Officer and Director

Joseph Macaluso	71	Chief Financial Officer and Secretary

Stanley Wunderlich	75	Director

Kenneth Edwards	64	Director

John Schachtel	61	Director

Mark Meller, Chief Executive Officer, President, Director

Mr. Meller will serve as our President, Chief Executive Officer and Chairman of the Board of Directors following the Separation. He has served as the President, Chief Executive Officer and Chairman of the Board of Directors of SilverSun since January 2015 and will continue to serve in these capacities for SilverSun until the Separation. From September 2003 through January 2015, he was Chief Financial Officer of SilverSun. From October 2004 until February 2007, Mr. Meller was the President, Chief Executive Officer, Chief Financial Officer and Director of Deep Field Technologies, Inc. From December 15, 2004 until September 2009, Mr. Meller was the President, Chief Executive Officer, Chief Financial Officer and Director of MM2 Group, Inc. From August 29, 2005 until August 2006, Mr. Meller was the President, Chief Executive Officer and Chief Financial Officer of iVoice Technology, Inc. From 1988 until 2003, Mr. Meller was Chief Executive Officer of Bristol Townsend and Co., Inc., a New Jersey based consulting firm providing merger and acquisition advisory services to middle market companies. From 1986 to 1988, Mr. Meller was Vice President of Corporate Finance and General Counsel of Crown Capital Group, Inc, a New Jersey based consulting firm providing advisory services for middle market leveraged buy-outs (LBO’s). Prior to 1986, Mr. Meller was a financial consultant and practiced law in New York City. He is a member of the New York State Bar.

Mr. Meller has a B.A. from the State University of New York at Binghamton and a J.D. from the Boston University School of Law.

In evaluating Mr. Meller’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his experience in the industry and his knowledge of running and managing the businesses to be operated by us.

Joseph Macaluso, Chief Financial Officer

Joseph Macaluso has over 30 years of experience in financial management. Mr. Macaluso will serve as our Chief Financial Officer and Secretary following the Separation. Mr. Macaluso served as Chairman of the Audit Committee and a Director of SilverSun from 2015 before becoming SilverSun’s Chief Financial Officer on January 4, 2021. Mr. Macaluso will continue to serve as SilverSun’s Chief Financial Officer until the Separation. Mr. Macaluso previously served as the Principal Accounting Officer of Tel-Instrument Electronics Corp., a developer and manufacturer of avionics test equipment for both the commercial and military markets. Prior to that, he had been involved in companies in the medical device and technology industries holding positions including Chief Financial Officer, Treasurer and Controller.

Mr. Macaluso has a Bachelor of Science degree in Accounting from Fairfield University.

Stanley Wunderlich, Director

Mr. Stanley Wunderlich has over 40 years of experience on Wall Street as a business owner and consultant. Mr. Wunderlich will serve as a director for us following the Separation. Mr. Wunderlich has served as a director of SilverSun and will continue to serve in that capacity for SilverSun until the Separation. Mr. Wunderlich is a founding partner and has been Chairman and Chief Executive Officer of Consulting for Strategic Growth 1, specializing in investor and media relations and the formation of capital for early-growth stage companies both domestic and international, from 2000 through the present. Since 1987, he has been the Chief Executive Officer of Consulting for Strategic Growth 1, Ltd.

Mr. Wunderlich has a bachelor’s degree from Brooklyn College.

In evaluating Mr. Wunderlich’s experience, qualifications, attributes and skills in connection with his appointment to our Board, we took into account his experience in finance and investor relations.

Kenneth Edwards, Director

Mr. Edwards combines over 40 years of experience in the accounting and finance industry. Previously, he has been involved with a few certified public accounting firms as well as companies in various other industries holding positions including Partner, Managing Director, Chief Financial Officer and Senior Vice-President of Finance. Mr. Edwards will serve as a director for us following the Separation. Mr. Edwards has served as a director of SilverSun and will continue to serve in that capacity for SilverSun until the Separation. Mr. Edwards currently serves as Chief Financial Officer of Edison Learning, Inc., an Education Management Company. Ken joined Edison Learning, Inc. in September 2017. From July 2016 to September 2017, he was Managing Director for CFO Strategies, LLC, a company involved in outsourced CFO and Controller services. From July 1981 to July 1993 and from October 2000 to June 2016, he was with several public accounting firms (Coopers & Lybrand, BDO Seidman, Edwards & Company and Cohn Reznick) in various roles until his retirement from Cohn Reznick as an Audit Partner in June 2016. During the period from July 1993 to July 1997, he served as Senior Vice President of Finance for Home State Holdings, Inc., an insurance holding company that focused on property and casualty insurance, and from July 1997 to September 2000 as Chief Financial Officer for Menu Direct, Inc. a specialty food manufacturer. Ken is currently a member of the Advisory Board of Robert Wood Johnson University Hospital, located at Somerset New Jersey. He previously served as a Director and Treasurer for the Urban League of Morris Country and as a Director and Chairperson for the Hope Chest Scholarship Foundation. He has an undergraduate accounting degree from Goshen College.

The Board believes that Mr. Edwards’ extensive experience as a CPA makes him well-qualified to help guide the Audit Committee of our board. We have determined that Mr. Edwards meets the current independence and experience requirements contained in the listing standards of The Nasdaq Capital Markets and is an audit committee financial expert as defined in Securities and Exchange Commission regulations.

John Schachtel, Director

On March 27, 2017, Mr. Schachtel was appointed to the SilverSun board and will continue to serve in that capacity for SilverSun until the Separation. Mr. Schachtel will serve as a director for us following the Separation. Since May 2017, Mr. Schachtel has been the Executive Vice President and Chief Operating Officer of Regional Management Corp., one of the leading consumer finance installment loan companies in the United States. Prior to assuming his current position, Mr. Schachtel was the Chief Operating Officer of OneMain Financial Holdings, Inc. and served 11 years as the Executive Vice President, Northeast & Midwest Division for OneMain Financial Holdings, Inc.

Mr. Schachtel has a Bachelor of Science degree from Northwestern University and an MBA in Finance from New York University.

In evaluating Mr. Schachtel’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his expertise in general management, finance, corporate governance and strategic planning, as well as his experience in operations and mergers and acquisitions.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition and Director Independence

Following the Distribution, our board of directors will consist of four members: Mr. Mark Meller, Mr. Stanley Wunderlich, Mr. Kenneth Edwards, and Mr. John Schachtel. The directors will serve until our next annual meeting and until their successors are duly elected and qualified. The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards.

In making the determination of whether a member of the board is independent, our board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption “Certain Relationships and Related-Party Transactions”. The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. On the basis of such review and its understanding of such relationships and transactions, our board affirmatively determined that Mr. Wunderlich, Mr. Edwards, and Mr. Schachtel have qualified as independent and that they have no material relationship with us that might interfere with their exercise of independent judgment.

Committees of the Board of Directors

Effective upon the completion of the Distribution, our board of directors will have the following committees, each of which will operate under a written charter that will be posted on our website prior to the Distribution.

Audit Committee

The Audit Committee will be established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Following the Distribution, the Audit Committee will consist of Mr. Kenneth Edwards, Mr. Stanley Wunderlich and Mr. John Schachtel. Mr. Edwards, who will be Chairman of the Audit Committee, may be deemed a financial expert as defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee will assist our board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee will be directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.

The responsibilities of the Audit Committee will be more fully described in our Audit Committee Charter and will include, among other duties:

●	selecting the independent registered public accounting firm, approving all related fees and compensation, overseeing the work of the independent accountant, and reviewing its selection with the board of directors;

●	annually preapproving the proposed services to be provided by the accounting firm during the year;

●	annually reviewing a report from the independent registered public accounting firm describing the accounting firm’s internal quality-control procedures, any material issues of the accounting firm and all relationships between the accounting firm and us;

●	evaluating the independence of the registered public accounting firm;

●	reviewing our annual and quarterly financial statements, any major issues regarding accounting principles, and any analyses prepared with respect to significant financial reporting issues and judgments;

●	assessing the effectiveness of our internal audit function and overseeing the adequacy of internal controls and risk management processes; and

●	reviewing the type and presentation of information to be included in earnings releases, as well as financial information and earnings guidance to be provided to analysts and rating agencies.

Compensation Committee

Following the Distribution, the Compensation Committee will consist of Mr. Stanley Wunderlich and Mr. John Schachtel. Mr. Schachtel will serve as Chairman.

The Compensation Committee will assist our board of directors in discharging its abilities relating to the compensation and benefits of our Chief Executive Officer and other executive officers (as defined in the Exchange Act), employees and non-employee directors, in a manner consistent with and in support of our business objectives, competitive practice and all applicable rules and regulations. The responsibilities of the Compensation Committee will be more fully described in the compensation committee charter and will include, among other duties:

●	reviewing and approving the goals and objectives of our executive compensation plans, evaluating performance in light of those goals and objectives and, determining and approving the executive officers’ compensation based on this evaluation, including any long-term incentive component of compensation, if applicable;

●	reviewing the terms of any compensation “clawback” or similar policies;

●	adopting stock ownership guidelines for executive officers and non-employee directors; and

●	reviewing the goals and objectives of our general compensation plans and other employee benefit plans, including all equity-compensation plans to be submitted for stockholder approval.

Nominating and Corporate Governance Committee

Following the Distribution, the Nominating and Corporate Governance Committee will consist of Mr. Kenneth Edwards, Mr. Stanley Wunderlich and Mr. John Schachtel. Mr. Wunderlich will serve as Chairman.

The Nominating and Corporate Governance Committee will assist our board of directors in discharging its abilities relating to, among other things, providing oversight of nomination and corporate governance matters. The responsibilities of the nominating and corporate governance committee will be more fully described in the nominating and corporate governance committee charter and will include, among other duties:

●	assisting in identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the board of directors, reviewing the background and qualifications of individuals being considered and selecting the director nominees for election by stockholders or appointment by the board of directors;

●	reviewing the suitability for continued services as a director of each member of the board of directors when his or her term expires and when he or she has a change in status and recommending whether or not the director should be re-nominated;

●	advising and making recommendations to the board of directors on the composition and size of the board of directors and each standing committee of the board of directors, frequency and structure of meetings and other procedures of the board of directors and committees;

●	developing and reviewing corporate governance guidelines; and

●	evaluating the performance and effectiveness of the board of directors.

Code of Business Conduct and Ethics Policy

Prior to the completion of the Distribution, we will adopt a written code of business conduct and ethics policy for directors, executive officers and employees. The code will be designed to deter wrongdoing and to promote, among other things:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	protection of client and third-party information in compliance with applicable privacy and data security requirements;

●	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and other regulators and in our other public communications;

●	compliance with applicable laws, rules and regulations; and

●	accountability for adherence to the code and prompt internal reporting of any possible violation of the code.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of the persons that will be serving as our directors or executive officers following the Distribution has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE AND DIRECTOR COMPENSATION

We are currently part of SilverSun and not an independent company and our compensation committee has not yet been formed. The historical compensation shown below was determined by SilverSun. Prior to the Distribution, we will continue to be a part of SilverSun , and therefore, compensation of our executive officers and directors will be determined based on the design and objectives of the SilverSun compensation programs. Future compensation levels of our executive officers and directors will be determined based on the compensation policies, programs and procedures to be established by the compensation committee that our board of directors will form in connection with the Distribution. Accordingly, the amounts and forms of compensation reported below are not necessarily indicative of the compensation that our Named Executive Officers (“NEOs”) and directors will receive following the Distribution. Notwithstanding the foregoing, it is intended that our NEOs and directors will be, following the Distribution, compensated on terms which are identical to the terms under which they are presently being compensated by SilverSun. All references in the following tables to equity awards are to equity awards granted by SilverSun in respect of SilverSun common stock.

The following section provides compensation information for those persons that are expected to serve as our executive officers following the Distribution.

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers by SilverSun during the years ended December 31, 2022 and 2021.

Name and Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Mark Meller	2022	$1,026,650	$-	$-	$-	$-	$-	$-	$1,026,650
President, Chief Executive Officer, and Director	2021	$936,238	$-	$-	$-	$-	$-	$-	$936,238

Joseph Macaluso,	2022	$228,516	$45,150	$-	$-	$-	$-	$-	$273,666
Chief Financial Officer (1)	2021	$237,085	$37,347	$-	$89,062	$-	$-	$-	$363,494

(1)	On January 4, 2021, the Board of Directors of the Company (the “Board”) appointed Mr. Joseph Macaluso as Chief Financial Officer of the Company (the “CFO Appointment”). Concurrently, Mr. Macaluso submitted his resignation from his positions as a member of the Board and Chairman of the Audit Committee of the Company

Mark Meller, Chief Executive Officer

Mark Meller, who is expected to serve as our Chief Executive Officer, President and Chairman following the Distribution, presently serves in similar roles for SilverSun. Mr. Meller will resign from his positions with SilverSun in connection with the Distribution and the Mergers. Mr. Meller has had an Employment Agreement with SilverSun since September 15, 2003. On February 4, 2016 (the “Effective Date”), SilverSun entered into an amended and restated employment agreement (the “Meller SilverSun Employment Agreement”) with Mark Meller, pursuant to which Mr. Meller continues to serve as SilverSun’s President and Chief Executive Officer. On November 11, 2021, SilverSun and Mark Meller executed an amendment to the Meller SilverSun Employment Agreement to extend the term thereof through September 14, 2028. In conjunction with the Distribution, Mr. Meller will resign, the Meller SilverSun Employment Agreement will be terminated, and Mr. Meller will enter into an employment agreement with us which will be identical in all material respects to the Meller SilverSun Employment Agreement. Mr.Meller received a base salary of $936,238 from SilverSun for the fiscal year ended December 31, 2021. Mr. Meller’s base annual salary under the Meller SilverSun Employment Agreement is subject to an annual increase of 10% on September 1 of every year thereunder. The Meller SilverSun Employment Agreement also contains a severance provision which Mr. Meller has agreed to waive in connection with its termination. The severance provision being waived provides for a severance payment to Mr. Meller of three hundred percent (300%), less $100,000 of his gross income for services rendered to SilverSun in each of the five prior calendar years should his employment be terminated following a change in control (as defined in the Meller SilverSun Employment Agreement).

Joseph Macaluso, Chief Financial Officer

Joseph Macaluso, who is expected to serve as our Chief Financial Officer following the Distribution, presently serves in a similar role for SilverSun. Mr. Macaluso will resign from his positions with SilverSun in connection with the Distribution and the Mergers and his employment by SilverSun will be terminated. Thereafter, Mr. Macaluso will enter into an employment arrangement with us which will be identical in all material respects to the terms under which Mr. Macaluso is presently employed by SilverSun. In connection with Mr. Macaluso’s appointment as an executive officer of SilverSun, Mr. Macaluso entered into an offer letter (the “Offer Letter”) with SilverSun. Pursuant to the Offer Letter, Mr. Macaluso is receiving a base annual salary from SilverSun at the annual rate of Two Hundred Fifteen Thousand Dollars ($215,000) and Mr. Macaluso also received a one-time cash sign on bonus in the amount of Thirty Thousand Dollars ($30,000). Mr. Macaluso is eligible for a discretionary bonus of up to Twenty percent (20%) of the Annual Rate. Pursuant to the Offer Letter, Mr. Macaluso’s employment with SilverSun is at-will and it may be terminated by SilverSun with or without cause.

Grants of Plan-based Awards Table for Fiscal Year 2022

There were no stock option grants made by SilverSun for the year ended December 31, 2022.

Outstanding Plan-based Awards at December 31, 2022

The following table sets forth the outstanding SilverSun stock option grants held by the named executive officers at the end of the 2022 fiscal year. The option exercise price set forth in the table is based on the closing market price on the date of grant.

Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Joseph Macaluso	4,185	4,185	$6.53	3/29/2026
Joseph Macaluso	11,630	-0-	$5.90	10/14/2026

Director Compensation

The following Director Compensation Table sets forth the compensation of our directors for the fiscal year ending on December 31, 2022 paid to them by SilverSun.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stanley Wunderlich	12,000	-	-	-	-	-	12,000

Ken Edwards	20,000	-	-	-	-	-	20,000

John Schachtel	18,000	-	-	-	-	-	18,000

SilverSun only pays its independent directors for service on its board of directors. Mr. Wunderlich is paid $1,000 per month, payable quarterly for his service as a member of the board and as Chairman of the Nominating and Governance Committee. Mr. Edwards was paid $1,667 per month, payable quarterly for his service as a member of the board and as Chairman of the Audit Committee. Mr. Schachtel is paid $1,500 per month, payable quarterly for his service as a member of the board and as Chairman of the Compensation Committee. Each of Messrs. Wunderlich, Edwards and Schactel will resign as directors of SilverSun in connection with the Distribution and the Mergers and are expected to assume similar roles with us following such resignations on the same terms referenced above.

Securities Authorized for Issuance Under Equity Compensation Plans

SilverSun Holdings Equity Plan

In connection with the Distribution, and prior to the Distribution Date, the board of directors of SilverSun Holdings will adopt the SilverSun Holdings. 2023 Equity Incentive Plan, which we refer to as the Equity Incentive Plan. We expect the material terms of conditions of the Equity Incentive Plan to be substantially similar to the terms and conditions of SilverSun’s 2019 Equity Incentive Plan. Pursuant to the Equity Incentive Plan, we will be permitted to grant new equity awards to our employees, consultants and directors for services rendered to us. and our subsidiaries in the form of stock options, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents, performance awards and stock payments (or any combination thereof) under the Equity Incentive Plan. No awards may be granted under the Equity Incentive Plan prior to the Distribution Date.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements with SilverSun

In connection with the intended separation of SilverSun into two independent publicly traded companies, we and SilverSun (which will, after the separation of SilverSun Holdings, become Rhodium Enterprises, Inc.) will enter into certain agreements that will effect the separation of SWK’s and businesses, including by providing for the attribution between us and SilverSun of SilverSun’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities), and provide a framework for our relationship following the distribution with SilverSun. These agreements are the Separation Agreement and Tax Matters Agreement discussed elsewhere in this information statement. Following the Mergers and the Separation all of the pre-Merger employees of SilverSun including those of SWK will become employees of SilverSun Holdings either directly or through SWK.

Policies and Procedures Regarding Related Party Transactions

In connection with the spin-off, we expect that our board will adopt a written policy and procedures with respect to related party transactions, which will include specific provisions for the approval of related party transactions. Pursuant to this policy, related party transactions would include a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related parties participate, the amount involved exceeds $120,000 and the related party has a direct or indirect material interest. We expect our audit committee will review: (i) potential conflict of interest situations on an ongoing basis, (ii) any future proposed transaction, or series of transactions, with related parties, and (iii) either approve or disapprove each reviewed transaction or series of related transactions with related parties.

In the event that a related party transaction is identified, such transaction will be reviewed and approved or ratified by our audit committee. If it is impracticable for our audit committee to review such transaction, pursuant to the policy, the transaction will be reviewed by the chair of our audit committee, whereupon the chair of our audit committee will report to the audit committee the approval or rejection of such transaction.

In reviewing and approving related party transactions, pursuant to the policy, the audit committee, or its chair, shall consider all information that the audit committee, or its chair, believes to be relevant and important to a review of the transaction and shall approve only those related party transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, taking into account all available relevant facts and circumstances available to the audit committee or its chair. Pursuant to the policy, these facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. Pursuant to the policy, we expect that no member of the audit committee shall participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members is the related party.

Relationship with Chief Executive Officer and Chief Financial Officer

As discussed above under “Executive and Director Compensation”, following the Separation and their respective resignations from SilverSun, Mark Meller, SilverSun’s Chief Executive Officer , and Joseph Macaluso, SilverSun’s Chief Financial Officer, will enter into employment arrangements with us which will be identical, in all material respects, to their current arrangements with SilverSun.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the Distribution, all the outstanding shares of SilverSun Holdings’ common stock will be owned beneficially and of record by SilverSun. The following table sets forth information with respect to the expected beneficial ownership of our common stock at the time of the Distribution by:

●	each of our directors;

●	each of our named executive officers;

●	all of our directors and executive officers as a group; and

●	each of our stockholders whom we believe will beneficially own more than 5% of our outstanding common stock.

Except as noted below, we based the share amounts on each person’s beneficial ownership of SilverSun common stock on [●], 2023 giving effect to a distribution ratio of one shares of our common stock for every one  share of SilverSun common stock. Immediately following the Distribution, we estimate that 5,256,177 shares of our common stock will be issued and outstanding based on the approximately 5,256,177 shares of SilverSun common stock outstanding as of [●], 2023. The actual number of outstanding shares of our common stock following the Distribution will be determined on the Record Date.

Except as otherwise noted in the footnotes below, each person or entity identified in the tables has sole voting and investment power with respect to the securities beneficially owned.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of [●], 2023. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of [●], 2023 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

All persons have sole voting and dispositive power over such shares unless otherwise indicated.

Name and Address of Beneficial Owner(1)	Number of Shares(2)		Percentage of Outstanding Shares(3)
Directors and Executive Officers:
Mark Meller	2,006,534	(4)	38.17%
Joseph Macaluso	0		0%
Kenneth Edwards	0		0%
Stanley Wunderlich	500		*
John Schachtel	4,264		*
All directors and current executive officers (5 persons)	2,011,298		38.27%
5% Shareholders
Bard Associates, Inc.	408,549	(5)	7.77%

*	Less than one percent.
(1)	The address for each of the persons listed above is 120 Eagle Rock Avenue, East Hanover, NJ 07936.
(2)	Does not reflect shares potentially issuable pursuant to acceleration outstanding equity compensation arrangements under the 2019 Plan in connection with consummation of the Mergers in accordance with the terms of the Merger Agreement.

(3)	Based on 5,256,177 shares of SilverSun Holdings common stock outstanding as of [●], 2023.
(4)	Includes 800,000 shares owned by Sharieve Meller Family Trust and 800,000 shares owned by Mark M. Meller Family Trust. Sharieve Meller is Mr. Meller’s wife. Mr. Meller disclaims beneficial ownership in the shares owned by Sharieve Meller Family Trust.
(5)	The ownership information regarding Bard Associates, Inc. .. is based on a Schedule 13G filed with the SEC on February 6,2023

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following is a discussion of the material U.S. federal income tax consequences of the Distribution to U.S. Holders (as defined herein) of SilverSun common stock. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this information statement and all of which may change, possibly with retroactive effect. This discussion assumes that the Separation will be consummated in accordance with the Separation Agreement and as described in this information statement.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of SilverSun common stock that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if it: (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to the control all substantial decisions; or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion addresses only the consequences of the Distribution to U.S. Holders that hold SilverSun common stock as a capital asset. It does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. Holder in light of that stockholder’s particular circumstances or to a U.S. Holder subject to special treatment under the Code, such as:

●	a financial institution, underwriter, real estate investment trust, regulated investment company, or insurance company;

●	a tax-exempt organization;

●	a dealer or broker in securities or currencies;

●	a stockholder that holds SilverSun common stock as part of a hedge, appreciated financial position, straddle, conversion, or other risk reduction transaction for U.S. federal income tax purposes;

●	former citizens or former long-term residents of the United States;

●	a stockholder that owns, or is deemed to own, at least 10%, by voting power or value, of SilverSun’s equity;

●	a stockholder that is subject to the alternative minimum tax;

●	a stockholder that holds SilverSun common stock through a partnership or other pass-through entity;

●	a stockholder that is required to accelerate the recognition of any item of gross income with respect to SilverSun common stock as a result of such income being recognized on an applicable financial statement;

●	a stockholder that holds SilverSun common stock in a tax-deferred account, such as an individual retirement account; or

●	a stockholder that acquired SilverSun common stock pursuant to the exercise of employee stock options or otherwise as compensation.

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds SilverSun common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax adviser.

This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the Distribution. In addition, it does not address any estate, gift, or other non-income tax consequences or any non-U.S., state, or local tax consequences of the Distribution. Accordingly, holders of SilverSun common stock should consult their tax advisers to determine the particular U.S. federal, state, or local or non-U.S. income or other tax consequences of the Distribution.

HOLDERS OF SILVERSUN COMMON STOCK ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION TO THEIR PARTICULAR SITUATION. THIS DISCUSSION DOES NOT APPLY TO NON-US HOLDERS WHO ARE EXPECTED TO CONSULT WITH THEIR OWN TAX ADVISORS.

The Distribution

Prior to the closing of the Mergers, SilverSun shall use reasonable best efforts to obtain a tax opinion (the “Distribution Tax Opinion”) of a law firm with expertise in these matters that is reasonably acceptable to Rhodium that the Distribution “should” qualify as a distribution described in Section 355(a) of the Code. If SilverSun receives such opinion, the parties intend to report the Distribution as a distribution described in Section 355(a) of the Code.

In rendering the Distribution Tax Opinion, tax counsel will rely on customary representations and covenants made by SilverSun, Rhodium and SilverSun Holdings and specified assumptions, including an assumption regarding the completion of the Distribution, the Mergers and certain related transactions in the manner contemplated by the transaction agreements. The determination of whether a distribution qualifies under Section 355(a) of the Code is a factually intensive determination based upon the analysis of a number of considerations — some of which are subject to unsettled legal standards. If any of those representations, covenants or assumptions is inaccurate or there are changes in existing facts or law between the date of this information statement and the Mergers, tax counsel may not be able to provide the Distribution Tax Opinion and, in such case, the parties do not intend to report the Distribution as a distribution qualifying under Section 355(a) of the Code.

The closing of the Distribution and the Mergers is not conditioned upon the receipt of an opinion of counsel regarding the U.S. federal income tax treatment of the Distribution, and none of SilverSun, SilverSun Holdings, Rhodium or their respective affiliates intends to request a ruling from the IRS regarding such treatment. Accordingly, no assurance can be given that the IRS will not challenge the Distribution’s qualification as a distribution described in Section 355(a) of the Code or that a court will not sustain such a challenge by the IRS.

Assuming that the Distribution qualify as a tax-free distribution under Section 355 of the Code, for U.S. federal income tax purposes:

Assuming that the Distribution qualifies as a tax-free distribution under Section 355(a) of the Code, for U.S. federal income tax purposes:

●	no gain or loss will be recognized by, and no amount will be included in the income of, U.S. Holders of SilverSun common stock solely as a result of the receipt of our common stock in connection with the Distribution;

●	the aggregate tax basis of the shares of SilverSun common stock and our common stock in the hands of each U.S. Holder of SilverSun common stock immediately following the consummation of the Distribution (including any fractional shares deemed received, as discussed herein) will be the same as the aggregate tax basis such U.S. Holder has in the shares of SilverSun common stock held immediately before the consummation of the Distribution, allocated between such SilverSun common stock and our common stock (including any fractional shares deemed received) in proportion to their relative fair market values immediately following the consummation of the Distribution; and

●	the holding period of any shares of our common stock received by a U.S. Holder of SilverSun common stock in the Distribution (including any fractional shares deemed received) will include the holding period of the shares of SilverSun common stock.

U.S. Holders of SilverSun common stock that have acquired different blocks of SilverSun common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, our common stock distributed with respect to blocks of SilverSun common stock.

If it is ultimately determined that the Contribution and the Distribution does not qualify as tax-free under Section 355(a) of the Code, each holder of SilverSun common stock that receives shares of our common stock in connection with the Distribution would be treated as receiving a distribution in an amount equal to the fair market value of our common stock received, which generally would be taxed as a dividend to the extent of such holder’s ratable share of SilverSun’s earnings and profits, including SilverSun’s taxable gain, if any, on the Distribution, then treated as a non-taxable return of capital to the extent of the holder’s basis in SilverSun common stock and thereafter treated as capital gain from the sale or exchange of SilverSun common stock.

Information Reporting and Backup Withholding

Applicable Treasury Regulations generally require holders who own at least 5% of the total outstanding stock of SilverSun (by vote or value) and who receive our common stock pursuant to the Distribution to attach to their U.S. federal income tax return for the year in which the Distribution occurs a detailed statement setting forth certain information relating to the tax-free nature of the Distribution. SilverSun and/or we will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information.

DESCRIPTION OF MATERIAL INDEBTEDNESS

We will assume the indebtedness related to us and our subsidiaries in connection with the spin-off. Such indebtedness principally  consists of approximately $1.45 million in long-term debt as of December 31, 2022 related to promissory notes issued pursuant to asset purchase agreements and approximately $616,000 as of December 31, 2022 in financial lease obligations.

Our strategy is to grow our business through a combination of intra-company growth of our software applications, technology solutions and managed services, as well as expansion through acquisitions. The long-term debt is the result of this expansion strategy.  As a result, we have entered into certain purchase agreements to acquire assets of certain companies to expand our customer base.  We finance these purchases by a combination of cash and long-term debt. Long-term debt has terms of between 3 to 5 years with interest rates between 2% and 4%.

We have entered into lease commitments for equipment that meet the requirements for capitalization. We will own the equipment at the expiration of the leases. The equipment has been capitalized and is included in property and equipment in the balance sheet. The weighted average interest rate as of December 31, 2022 was 7.31% with a weighted-average lease term of 3.44 years.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation and our Bylaws which are exhibits to the registration statement of which this information statement is a part. We urge to you read each of the Certificate of Incorporation and the Bylaws described herein in their entirety for a complete description of the rights and preferences of our securities.

General

Immediately following the Distribution, our authorized capital stock will consist of 75,000,000 shares of common stock, par value $0.00001 per share and 1,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Voting Rights. Holders of our common stock will exclusively possess all voting power and each share of common stock will have one vote on all matters submitted to our stockholders for a vote. Holders of common stock do not have any cumulative voting rights.

Dividend Rights. Holders of common stock will be entitled to receive dividends or other distributions, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor and share equally on a per share basis in all such dividends and other distributions.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of common stock will be entitled to receive their ratable and proportionate share of our remaining assets.

Other Rights. Holders of common stock will have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is expressly granted authority to issue shares of preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by our board of directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the Delaware General Corporation Law (the “DGCL”). The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

We currently have no shares of preferred stock outstanding.

Holders

As of [●], 2023 SilverSun was the only holder of record of our common stock. Following the Distribution, it is expected that we will have approximately [●] holders of record of our common stock.

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called by the directors or by any officer instructed by the directors to call the meeting.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Provisions

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Indemnification and Limitations of Liability of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of fiduciary duties by directors and officers, and SilverSun Holdings’ Certificate of Amendment and bylaws include such an exculpation provision. SilverSun Holdings’ Certificate of Amendment and bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of SilverSun Holdings, or for serving at SilverSun Holdings’ request as a director or officer or another position at another corporation or enterprise, as the case may be. SilverSun Holdings’ Certificate of Amendment and bylaws provide that SilverSun Holdings must indemnify and advance reasonable expenses to SilverSun Holdings’ directors and officers, subject to SilverSun Holdings’ receipt of an undertaking from the indemnified party as may be required under the DGCL. SilverSun Holdings’ bylaws expressly authorize SilverSun Holdings to carry directors’ and officers’ insurance to protect SilverSun Holdings, its directors, officers and certain employees for certain liabilities.

The limitation of liability and indemnification provisions in SilverSun Holdings’ Certificate of Amendment and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against SilverSun Holdings’ directors and officers, even though such an action, if successful, might otherwise benefit SilverSun Holdings and its stockholders. However, these provisions will not limit or eliminate SilverSun Holdings’ rights, or those of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s or officer’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, SilverSun Holdings pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any SilverSun Holdings’ directors, officers or employees for which indemnification is sought.

Sale of Unregistered Securities

Prior to the Distribution, we will issue shares of our common stock to SilverSun pursuant to Section 4(a)(2) of the Securities Act, which shares will be distributed to SilverSun stockholders in the Distribution. We do not intend to register the issuance of the shares under the Securities Act because the issuance will not constitute a public offering.

Transfer Agent and Registrar

After the consummation of the Distribution, the transfer agent and registrar for SilverSun Holdings common stock will be Pacific Stock Transfer, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We have filed the Form 10 with the SEC with respect to the shares of SilverSun Holdings common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the Form 10 and the exhibits and schedules to the Form 10. For further information with respect to us and the SilverSun Holdings common stock, please refer to the Form 10, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits to the Form 10 for copies of the actual contract or document. You may review a copy of the Form 10, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.report. Information contained on any website referenced in this information statement is not incorporated by reference into this information statement.

As a result of the Distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov.

We intend to furnish holders of SilverSun Holdings common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. GAAP and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.